Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

AMONG

HANDLEMAN COMPANY

AND

THE SHAREHOLDERS, OPTIONHOLDERS AND WARRANTHOLDERS OF

CRAVE ENTERTAINMENT GROUP, INC.

DATED OCTOBER 18, 2005

TABLE OF CONTENTS

Section Number	Description	Page Number
1	SALE AND PURCHASE OBLIGATIONS.	1
	1.1 Sale and Purchase of Stock.	1
	1.2 Consideration for Purchase.	2
	1.2.1 Purchase Price.	2
	1.2.2 Earn Out.	3
	1.2.3 Section 338(h)(10) Election; Allocation of Purchase Price.	8
	1.3 Dividend.	10
	1.4 Purchase Price Adjustments Based on Working Capital and Net Assets.	11
	1.4.1 “Working Capital.”	11
	1.4.2 “Net Assets.”	11
	1.5 Initial Estimate and Subsequent Determination of Working Capital, Net Assets and Dividend.	11
	1.5.1 Initial Estimate of Working Capital, Net Assets and Dividend.	11
	1.5.2 Subsequent Determination of Working Capital, Net Assets and Dividend.	12
	1.6 The Closing.	13

2	REPRESENTATIONS AND WARRANTIES.	14
	2.1 Representation and Warranties of the Major Shareholders.	14
	2.1.1 Organization and Qualification.	14
	2.1.2 Affiliates.	14
	2.1.3 Authority Relative to This Agreement.	14
	2.1.4 Consents and Approvals; No Violation.	14
	2.1.5 Capitalization.	15
	2.1.6 Financial Statements.	16
	2.1.7 Miscellaneous Items Relating to Assets.	17
	2.1.8 Leases.	17
	2.1.9 Inventories.	18
	2.1.10 Accounts Receivables.	18
	2.1.11 Licenses, Patents, Trademarks and Similar Rights.	18
	2.1.12 Absence of Undisclosed Liabilities.	19
	2.1.13 Absence of Certain Changes or Events.	20
	2.1.14 Certain Contracts.	21
	2.1.15 Tax Matters.	23
	2.1.16 Litigation.	25
	2.1.17 Illegal Payments.	26
	2.1.18 Compliance with Laws.	26
	2.1.19 Licenses and Permits.	26
	2.1.20 Pension and Benefit Plans and Compliance with ERISA.	27
	2.1.21 Environmental and Occupational Matters.	28
	2.1.22 Labor Matters.	29
	2.1.23 Insurance.	30

i

Section Number	Description	Page Number
	2.1.24 Customers and Suppliers.	30
	2.1.25 Business of the Company.	31
	2.1.26 Books and Records of the Company.	31
	2.1.27 Insider and Inter-Company Transactions.	31
	2.1.28 Shareholder Conflicts.	31
	2.1.29 Disclosure.	31
	2.2 Representations and Warranties of Buyer.	32
	2.2.1 Organization and Qualification.	32
	2.2.2 Authority Relative to This Agreement.	32
	2.2.3 No Violation.	32
	2.2.4 Financial Capacity.	33
	2.2.5 Investment Purpose.	33
	2.2.6 Compliance with Laws; Licenses and Permits.	33
	2.2.7 Taxes; Insurance.	33

3	COVENANTS.	34
	3.1 Covenants of the Shareholders.	34
	3.1.1 Access for Audit.	34
	3.1.2 Operation of Business.	34
	3.1.3 Preserve Business.	35
	3.1.4 Resignations; Bank Account Authorizations.	35
	3.1.5 Accuracy of Representations.	35
	3.1.6 Insurance.	35
	3.1.7 Approval of Sale of Securities.	35
	3.1.8 Updated Exhibits.	36
	3.1.9 Consents.	36
	3.1.10 Delivery of Books and Records.	36
	3.1.11 Employment Agreements.	36
	3.1.12 Confidentiality.	36
	3.1.13 Repay Loans.	37
	3.1.14 NNICE International, Inc.	37
	3.1.15 Further Assurances.	37
	3.2 Covenants of Buyer.	37
	3.2.1 Accuracy of Representations.	37
	3.2.2 Approval of Sale of Securities.	37
	3.2.3 Confidentiality.	37
	3.2.4 Payment of Revolving Loans.	38
	3.2.5 Further Assurances.	38

4	CONDITIONS TO CLOSING.	38
	4.1 Conditions to Buyer’s Obligations.	38
	4.1.1 Accuracy of the Shareholders’ Representations and Warranties.	38
	4.1.2 Compliance with Covenants.	38
	4.1.3 Certificate of Company Officers and the Shareholders.	38
	4.1.4 Consents.	39
	4.1.5 No Material Litigation.	39

Section Number	Description	Page Number
	7.4 Tax Periods Ending on or Before the Closing Date.	51
	7.5 Cooperation on Tax Matters.	51
	7.6 Tax Sharing Agreements.	52

8	MISCELLANEOUS.	52
	8.1 Notices.	52
	8.2 Entire Agreement.	53
	8.3 Governing Law.	53
	8.4 Attorneys’ Fees.	53
	8.5 Counterparts.	53
	8.6 Interpretation.	53
	8.7 Severability.	54
	8.8 Waiver and Amendments.	54
	8.9 Binding Effect; Successors and Assigns.	54

9	GLOSSARY.	54

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (“Agreement”) is made as of October 18, 2005 among HANDLEMAN COMPANY, a Michigan corporation (“Buyer”), and THE SHAREHOLDERS, OPTIONHOLDERS AND WARRANTHOLDERS OF CRAVE ENTERTAINMENT GROUP, INC., a California corporation (such California corporation being defined in this Agreement as the “Company”), WHOSE NAMES APPEAR ON THE SIGNATURE PAGES OF THIS AGREEMENT (individually, a “Shareholder”, and collectively, the “Shareholders”). Nima Taghavi, Hossein Taghavi, Reza Taghavi, Michael Maas and the Reza Taghavi Living Trust are collectively referred to in this Agreement as the “Major Shareholders.”

RECITALS

A. The Company is a distributor and publisher of interactive entertainment (videogames) software, hardware and accessories and provides videogame software, hardware and accessories category management services for certain game retailers (the “Business”).

B. Buyer wishes to purchase from the Shareholders, and the Shareholders wish to sell to Buyer, all of the Company’s issued and outstanding capital stock and options and warrants to acquire capital stock, upon the terms and conditions set forth in this Agreement.

THEREFORE, the parties agree as follows:

1 SALE AND PURCHASE OBLIGATIONS.

1.1 Sale and Purchase of Stock.

Subject to the terms and conditions of this Agreement, at the Closing (as defined in Section 1.6), Buyer shall buy from the Shareholders, and the Shareholders shall sell and deliver to Buyer, 33,112,583 common shares, no par value per share, of the Company (the “Shares”), options to purchase 4,794,733 common shares, no par value per share of the Company (the “Options”), and warrants to purchase 2,015,745 common shares, no par value per share, of the Company (the “Warrants,” and together with the Shares and the Options, the “Securities”), which Securities constitute all of the issued and outstanding capital stock and rights to acquire capital stock of the Company. The certificates for the Shares and the documents representing the Options and the Warrants shall, when so delivered by the Shareholders, be duly endorsed for transfer to Buyer, or have executed stock powers endorsed to Buyer attached to the Securities, and the Company shall have paid or provided for all requisite documentary and/or stock transfer stamps. The Shareholders shall cause the Company to prepare, execute and deliver at Closing certificates evidencing the Shares registered in Buyer’s name. Such certificates for the Shares shall be accompanied by any other documents that are necessary to transfer to Buyer good and marketable title to the Securities free and clear of all liens, claims, encumbrances, mortgages, pledges, restrictions and security interests, and shall also be accompanied by all of the stock books, stock ledgers, minute books and corporate seals of the Company.

1.2 Consideration for Purchase.

1.2.1 Purchase Price.

The aggregate consideration for the Securities shall consist of the following, subject to the adjustments described in Sections 1.2.3(b), 1.4 and 1.5 (the “Purchase Price”):

(a) Note. The delivery by Buyer to Nima Taghavi, representing the Shareholders (the “Representative”), at the Closing, of a five-day promissory note in the aggregate principal amount of $67,000,000 in the form attached as Exhibit 1.2.1(a) (the “Note”), subject to adjustment pursuant to Sections 1.2.3(b), 1.4 and 1.5, (as adjusted, the “Cash Amount”), plus

(b) Escrow Deposit. The deposit by Buyer of $5,000,000 by wire transfer of immediately available funds (the “Escrow Fund”) at the Closing into an escrow account with one of the banks in Buyer’s lending syndicate acceptable to the Majority Shareholders (the “Escrow Agent”) to be distributed by the Escrow Agent pursuant to the terms of an escrow agreement (the “Escrow Agreement”); the Escrow Fund, along with any interest or income earned thereon, shall be used to satisfy any indemnification claims made by Buyer pursuant to Sections 5 or 7, plus

(c) Performance Payment. The payment by Buyer to the Shareholders of an aggregate of $2,000,000 by wire transfer of immediately available funds on January 2, 2008 so long as the employment of none of Nima Taghavi, Michael Maas and Robert Dyer with the Company has been terminated (1) by the Company for Cause (as that term is defined in their respective Employment Agreements entered into pursuant to Section 3.1.11), or (2) by Nima Taghavi, Michael Maas or Robert Dyer without Good Reason (as that term is defined in their respective Employment Agreements) on or before December 31, 2007. If only one of Nima Taghavi, Michael Maas or Robert Dyer is not employed by the Company on December 31, 2007 due to the terminated employee’s termination by the Company for Cause or by such terminated employee without Good Reason, then the payment by Buyer to the Shareholders pursuant to this Section 1.2.1(c) shall be $1,500,000 ($1,000,000 if Robert Dyer is the terminated employee). If only two of Nima Taghavi, Michael Maas or Robert Dyer are not employed by the Company on December 31, 2007 due to each such terminated employee’s termination by the Company for Cause or by each such terminated employee without Good Reason or by a combination of such terminations, then the payment by Buyer to the Shareholders pursuant to this Section 1.2.1(c) shall be $1,000,000 ($500,000 if Robert Dyer is one of the terminated employees). If none of Nima Taghavi, Michael Maas or Robert Dyer is employed by the Company on December 31, 2007 due to each such terminated employee’s termination by the Company for Cause or by each such terminated employee without Good Reason or by a combination of such terminations, then there shall be no payment by Buyer to the Shareholders pursuant to this Section 1.2.1(c).

(d) Earn Out. The Shareholders shall potentially receive up to an additional $21,000,000 (the “Maximum Earn Out”) as provided in Section 1.2.2.

The imputed interest rate on the payments made pursuant to Sections 1.2.1(c) and (d) is agreed to be 3.8% a year compounded annually.

1.2.2 Earn Out.

(a) Definitions. The following terms have the following meanings for purposes of this Section 1.2.2:

(i) “Earn Out Payment.” “Earn Out Payment” shall mean the amount paid by Buyer to the Shareholders pursuant to Section 1.2.2(b), 1.2.2(c), or 1.2.2(d) (or, if applicable, Section 1.2.2(e)) for the calendar year 2005, 2006 or 2007, respectively, or the total of such payments, as the context requires.

(ii) “EBITDA.” “EBITDA” shall mean the Company’s net income before interest, taxes, depreciation and amortization calculated for each calendar year in accordance with United States generally accepted accounting principles (“GAAP”) applied in a manner consistent with the preceding years’ (i.e., prior to the Closing) reporting practices of the Company with the exception of the following (without duplication):

(a)	amortization of software development costs that flow through the Company’s cost of goods sold based upon revenue earned by each individual title shall not be added back to income in the determination of EBITDA;

(b)	all transaction costs arising out of, and in connection with the preparation, negotiation and Closing of, this Agreement and the transactions described in this Agreement, including, without limitation, the fees and expenses of any accountants, lawyers, investment bankers, or other advisors retained by the Company or the Shareholders (collectively, the “Transaction Costs”) and deducted from the Company’s income shall be added back to the Company’s income in the determination of EBITDA;

(c)	all revenue, cost and expense adjustments arising from purchase accounting for the transaction described in this Agreement to the extent such revenue, cost and expense adjustments are included in the determination of the Company’s income, shall be excluded in determining the Company’s income for purposes of the determination of EBITDA;

(d)

all of the adjustments set forth in Exhibit 1.4 to the extent they are included in the determination of the Company’s income, shall be excluded in determining the Company’s income for purposes of the determination of EBITDA, except that the 0.5% transaction bonus payable pursuant to the September 14, 2005 Consulting Agreement between Ron Scott and the Company shall not be added back to the Company’s income in the determination of EBITDA;

(e)	except as otherwise provided in paragraph (g), (k) or (l), any compensation to any employee or consultant of the Company regardless of whether based on consummation of the transactions described in this Agreement shall not be added back to the Company’s income in the determination of EBITDA (for example, the 0.5% transaction bonus payable pursuant to the September 14, 2005 Consulting Agreement between Ron Scott and the Company shall not be added back to the Company’s income in the determination of EBITDA);

(f)	all payments made to the Shareholders pursuant to Section 1.2.3(a), and the Dividend made to Shareholders before the Closing (regardless of how the Dividend may be categorized), to the extent deducted from the Company’s income for 2005 shall be added back to the Company’s income in the determination of EBITDA for 2005;

(g)	all non-cash expenses recorded with respect to the grant of stock options or warrants or the grant of Equity Securities by the Company before the Closing and the specific cash bonus in the amount of $524,688 accrued and paid by the Company before the Closing related to the 2004 stock grant set forth in the footnotes to the Financial Statements, in each case to the extent deducted from the Company’s income for 2005 shall be added back to the Company’s income in the determination of EBITDA for 2005;

(h)	if an Indemnified Claim would be deducted from the Company’s income, to the extent the Indemnified Claim is paid to the Buyer or the Company, such Indemnified Claim shall not be deducted from the Company’s income in the determination of EBITDA;

(i)	accelerated depreciation due to early cancellation of the Rancho Dominguez lease in 2005 to the extent deducted from the Company’s income for 2005 shall be added back to the Company’s income in the determination of EBITDA for 2005;

(j)	any prepayment penalty and/or cancellation fee incurred by the Company as a result of the termination or cancellation of the Company’s revolving line of credit to the extent deducted from the Company’s income shall be added back to the Company’s income in the determination of EBITDA for the year in which such line of credit is terminated or cancelled; and

(k)	any expenses incurred by the Company at the direction of Buyer after the Closing, as well as any corporate allocations of overhead or other costs or expenses after the Closing, in each case (1) that would not have otherwise been incurred by the Company as a non-publicly-traded, stand-alone entity, (2) to the extent (a) unreasonable from a business perspective if the Company were a non-publicly-traded, stand-alone entity, and (b) not approved by Nima Taghavi, and (3) to the extent deducted from the Company’s income, shall be added back to the Company’s income in the determination of EBITDA.

(l)	any expenses incurred by the Company at the direction of Buyer after the Closing, as well as any corporate allocations of overhead or other costs and expenses after the Closing, in each case (1) that would not have otherwise been incurred by the Company as a non-publicly-traded, stand-alone entity, (2) that are (a) reasonable from a business perspective if the Company were a non-publicly-traded, stand-alone entity, and (b) not approved by Nima Taghavi, (3) that exceed the benefits of other synergistic initiatives or other cost savings that otherwise would not have been enjoyed by the Company as a non-publicly-traded, stand-alone entity, and (4) to the extent deducted from the Company’s income, shall be added back to the Company’s income in the determination of EBITDA.

Buyer shall consult with one or more officers of the Company before such expenses or allocations described in paragraphs (k) and (l) are incurred by the Company that would affect EBITDA in the calculation of each of the 2005 Earn Out, 2006 Earn Out and 2007 Earn Out.

(b) 2005 Earn Out. The Earn Out Payment for the calendar year 2005 (the “2005 Earn Out”) shall be $3,000,000; provided, however, that the 2005 Earn Out shall be reduced on a dollar-for-dollar basis by any amount that the actual EBITDA for 2005 is less than $18,000,000 up to a maximum reduction of $3,000,000.

(c) 2006 Earn Out. The Earn Out Payment for the calendar year 2006 (the “2006 Earn Out”) shall be $10,000,000; provided, however, that the 2006 Earn Out shall be reduced by $3-1/3 for each dollar that the actual EBITDA for 2006 is less than $20,000,000 up to a maximum reduction of $10,000,000.

(d) 2007 Earn Out. The Earn Out Payment for the calendar year 2007 (the “2007 Earn Out”) shall be $8,000,000; provided, however, that the 2007 Earn Out shall be reduced by $2-2/3 for each dollar that the actual EBITDA for 2007 is less than $22,000,000 up to a maximum reduction of $8,000,000.

(e) Earn Out Shortfall Makeup.

(i) 2005 Makeup in 2006. If (1) the actual EBITDA for 2005 is at least $15,000,000 but is less than $18,000,000 (resulting in a less than $3,000,000 Earn Out Payment for 2005), and (2) the actual EBITDA for 2006 is more than $20,000,000, Buyer shall make an additional Earn Out Payment (the “2005 Earn Out Make Up”) equal to $1 for each $1 that actual EBITDA for 2006 is more than $20,000,000; provided, however, that the maximum additional Earn Out Payment shall equal $3,000,000 minus the 2005 Earn Out paid pursuant to Section 1.2.2(b).

(ii) 2006 Makeup in 2007. If (1) the actual EBITDA for 2006 is at least $17,000,000 but is less than $20,000,000 (resulting in a less than $10,000,000 Earn Out Payment for 2006), and (2) the actual EBITDA for 2007 is more than $22,000,000, Buyer shall make an additional Earn Out Payment (the “2006 Earn Out Make Up”) equal to $3-1/3 for each $1 that actual EBITDA for 2007 is more than $22,000,000; provided, however, that the maximum additional Earn Out Payment shall equal $10,000,000 minus the 2006 Earn Out paid pursuant to Section 1.2.2(c).

(iii) 2005 Makeup in 2007. If (1) the actual EBITDA for 2005 is at least $15,000,000 but is less than $18,000,000 (resulting in a less than $3,000,000 Earn Out Payment for 2005), (2) the 2005 Earn Out Make Up is less than ($3,000,000 minus the 2005 Earn Out paid pursuant to Section 1.2.2(b)), and (3) the actual EBITDA for 2007 is more than $22,000,000 plus the amount of EBITDA necessary to make the maximum 2006 Earn Out Make Up, Buyer shall make an additional Earn Out Payment (the “2005 Earn Out Make Up In 2007”) equal to $1 for each $1 that actual EBITDA for 2007 is more than $22,000,000 plus the amount of EBITDA necessary to make the maximum 2006 Earn Out Make Up; provided, however, that the maximum additional Earn Out Payment shall equal $3,000,000 minus the 2005 Earn Out paid pursuant to Section 1.2.2(b) minus the 2005 Earn Out Make Up paid pursuant to Section 1.2.2(e)(i).

(f) Disputes; Payment.

(i) Buyer Determinations. Buyer will deliver to the Representative its written calculation, in reasonable detail, of the 2005 Earn Out, the 2006 Earn Out, the 2005 Earn Out Make Up (if applicable), the 2007 Earn Out, the 2006 Earn Out Make Up (if applicable) and the 2005 Earn Out Make Up In 2007 (if applicable) (each, a “Calculation”) in accordance with the following timetable: (1) 2005 Earn Out: by March 15, 2006, (2) 2006 Earn Out and 2005 Earn Out Make Up (if applicable): by March 15, 2007, and (3) 2007 Earn Out, 2006 Earn Out Make Up (if applicable) and 2005 Earn Out Make Up In 2007 (if applicable): by March 15, 2008

(ii) Representative Review. The Representative shall have 30 days after receipt of the Calculation (the “Objection Period”) to review it, during which time the Representative may elect to prepare his own calculation of the applicable Earn Out Payment (the “Representative’s Calculation”). If the Representative either fails to deliver a Representative’s Calculation within the Objection Period or notifies the Buyer in writing that he has no objection to the Calculation before the expiration of the Objection Period, the matters set forth in the Calculation shall be conclusive and binding on the parties and the applicable Earn Out Payment shall be paid by Buyer to the Shareholders as provided in Section 1.2.2(f)(vi). If the Representative prepares a Representative’s Calculation and delivers it in writing to the Buyer within the Objection Period, then the parties shall resolve any discrepancy pursuant to this Section 1.2.2(f). To the extent that the Calculation and the Representative’s Calculation agree, such amount shall be paid by the Buyer to the Shareholders as provided in Section 1.2.2(f)(vi).

(iii) Disputes Over Calculation. If there is a discrepancy between the Calculation and the Representative’s Calculation, the parties shall meet within 15 days after delivery of the Representative’s Calculation to Buyer (“Meet and Confer Period”) and attempt to resolve their disputes in good faith. If the parties are unable to resolve their disputes within the Meet and Confer Period, they shall agree upon a mediator and shall meet with the mediator within 15 days after the end of the Meet and Confer Period and attempt to resolve their disputes in good faith. Buyer and the Shareholders shall each be responsible for half of the mediator’s fees and costs, subject to Section 1.2.2(f)(iv).

(iv) Arbitration. If the parties are unable to resolve their disputes regarding the Earn Out Payment for the applicable period pursuant to the previous paragraphs, either Buyer or the Representative may submit the dispute to binding arbitration by notice to the other party beginning 30 days after the first attempt to resolve the disputes with a mediator. Such arbitration shall be resolved before a single arbitrator, who is an expert in the subject matter of the dispute and a Certified Public Accountant (“CPA”), appointed by the American Arbitration Association or its successor in Orange County, California. The determination of the arbitrator shall be final, absolute and binding upon the parties. The arbitration and the arbitrator shall be governed by the duly promulgated rules and regulations of the American Arbitration Association or its successor then in effect. The Shareholders and Buyer agree that a judgment of any court of applicable jurisdiction may be rendered upon any arbitration award made pursuant to this Section.

(v) Expenses. Each party shall be responsible for its own attorneys’, accountants’, experts’ and any other fees and costs relating to such dispute process and one half of the fees and expenses of the arbitrator and of the American Arbitration Association; provided, however, that, unless otherwise agreed by the parties, if at any point in the dispute resolution process it is finally determined (by the arbitrator or other judicial officer with authority to render a final determination) or agreed (by the parties if a settlement is reached) that the dollar amount in dispute that is resolved in favor of the Shareholders divided by the total dollar amount in dispute (based on the Representative’s Calculation and expressed as a percentage) is (1) 10% or less, the Shareholders shall promptly reimburse the Buyer for all of the Buyer’s fees and costs associated with the dispute (including, but not limited to, the reasonable fees and costs of attorneys, accountants, and experts and any other fees and costs relating to such dispute incurred by Buyer, the fees and expenses of the arbitrator and of the American Arbitration Association incurred by Buyer and the fees and costs of the mediator pursuant to Section 1.2.2(f)(iii) incurred by Buyer, and (2) 60% or more, the Buyer shall promptly reimburse the Shareholders for all of the Shareholders’ fees and costs associated with the dispute (including, but not limited to, the reasonable fees and costs of attorneys, accountants, and experts and any other fees and costs relating to such dispute incurred by the Shareholders, the fees and expenses of the arbitrator and of the American Arbitration Association incurred by the Shareholders and the fees and costs of the mediator pursuant to Section 1.2.2(f)(iii) incurred by the Shareholders.

(vi) Payment. Within five business days after the amount of the applicable Earn Out Payment (or, if applicable, the discrepancy between the Calculation and the Representative’s Calculation) is conclusively determined (i.e., when the Calculation becomes conclusive, or when the parties agree on all or part of the applicable Earn Out Payment, or when the parties resolve their dispute by agreement, or when the arbitrator’s decision is final), Buyer shall pay the Shareholders, by wire transfer, any required unpaid Earn Out Payment, plus or minus the net costs of the dispute awarded pursuant to Section 1.2.2(f)(iv); provided, however, that the Buyer shall not be required to deliver the 2005 Earn Out earlier than six (6) months after the date of this Agreement.

(g) Buyer’s Earn Out Obligations. After the Closing through December 31, 2007, Buyer shall cause the Company to remain a separate entity and shall engage in the Business exclusively through the Company, except (1) in the United Kingdom, and (2) for merchandising services.

1.2.3 Section 338(h)(10) Election; Allocation of Purchase Price.

(a) Section 338(h)(10) Election. Buyer, the Company, the Shareholders and the Shareholders’ spouses, as applicable, will jointly make or cause to be made the election under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the “Code”) (and any corresponding election under state, local, and foreign Tax law) with respect to the purchase and sale of the Securities under this Agreement (a “Section 338(h)(10) Election”). Buyer, the Company, the Shareholders and the Shareholders’ spouses, as applicable, will (1) cooperate in the preparation and filing of any Section 338(h)(10) Election with respect to the sale of the Securities, (2) take all such action as is required in order to give full effect to the Section 338(h)(10) Election for federal, state, local and foreign Tax purposes to the greatest extent permitted by law, and (3) file their Tax Returns in a manner consistent with the 338(h)(10) Election and the Purchase Price Allocation. To the extent required by applicable law, the Shareholders will include any income, gain, loss, deduction, or any other Tax item resulting from the Section 338(h)(10) Election on their Tax Returns. Shareholders shall indemnify Buyer, Company and its subsidiaries against any adverse consequences arising out of any failure to pay any such Taxes, except as otherwise provided in Section 1.2.3(b). The Shareholders shall prepare and deliver to the Buyer at Closing a validly executed IRS Form 8023 (and, as applicable, analogous forms required pursuant to state, local or foreign Tax law) providing for a Section 338(h)(10) Election with respect to the purchase and sale of the Securities, with such portions of the forms as relate to the Shareholders and the Company properly completed. Buyer shall be responsible for the filing of, and shall timely file, such forms. After filing such Form 8023 or analogous state, local or foreign tax form (including the Purchase Price Allocation discussed below), Buyer shall provide a fully completed and executed copy to the Shareholders.

(b) Adjustment to Purchase Price for Section 338(h)(10) Election. The Purchase Price shall be increased by, and Buyer shall reimburse the Shareholders to the extent of their actually owned Shares (as opposed to options or Warrants) that they have held for more than a year as of the Closing Date for, an amount equal to (1) 23.52941176%, multiplied by (2) the amount of such Shareholders’ gain pursuant to the Section 338(h)(10) Election characterized as ordinary income or otherwise taxed at ordinary income tax rates (as opposed to long-term capital gain rates) to such Shareholder as a result of the Section 338(h)(10) Election and based on the Purchase Price Allocation that would have been taxed at long-term capital gain rates had the transactions described in this Agreement occurred without the Section 338(h)(10) Election. In addition, the Purchase Price shall be increased by, and Buyer shall reimburse the Shareholders to the extent of their actually owned Shares (as opposed to options or warrants), for an amount equal to (1) interest and incremental taxes (to the extent the applicable Shareholder certifies that it actually incurred incremental taxes with no offsetting benefit) with respect to the difference in timing of tax payments (including interest on delinquent income taxes imposed by the Internal Revenue Service, but less any interest on overpaid income taxes paid by the Internal Revenue Service) and any penalties and expenses incurred, divided by (2) 0.78305, all to the extent resulting from a difference in the allocation of the Shareholders’ basis in Shares owned by such Shareholder among the Purchase Price payments (using the installment method), pursuant to Section 453B(h) of the Code, resulting from the 338(h)(10) Election. The Shareholders agree to treat the payments pursuant to the Note under the installment method under Section 453 of the Code. The determination of the amounts of such reimbursements and the resolution of any disputes concerning the amounts shall be made in the same manner as described in Section 1.5.2 with respect to the determination of Working Capital, Net Assets and the Dividend. Buyer shall also pay any Tax imposed on the Company or any of its subsidiaries or both attributable to the making of the Section 338(h)(10) Election, in excess of such amount that would have been payable if no such election had been made, including, without limitation, the State of California franchise tax of the Company equal to 1.5% of the Company’s gain on the deemed sale of its assets.

(c) Allocation of Purchase Price. Buyer and the Shareholders agree to allocate the Purchase Price, the liabilities of the Company and its qualified subchapter S subsidiaries, and all other relevant items (including, for example and without limitation, any adjustments or additions to the Purchase Price pursuant to Sections 1.2.2, 1.2.3(b), 1.4 and 1.5 of this Agreement) (the “Purchase Price Allocation”), in accordance with the allocations provided by Buyer to the Representative before the respective parties’ Tax Returns affected by the Purchase Price Allocation are due. In the event that, after the Purchase Price Allocation is determined, the Purchase Price is adjusted (including adjustments pursuant to Sections 1.2.2, 1.2.3(b), 1.4 and 1.5 of this Agreement), the Purchase Price Allocation shall also be adjusted. To the extent permitted by the Code, the Treasury regulations under the Code or other applicable Tax law, any adjustments to the Purchase Price shall be allocated, to the extent possible, to the classes of assets that were the subject of the adjustments to the Purchase Price, and to the extent that such adjustments do not relate to any specific asset classification, shall be allocated to goodwill. Buyer, the Company and the Shareholders shall file all Tax Returns (including amended returns and claims for refunds) in a manner consistent with the Purchase Price Allocation, including any adjustments to such Purchase Price Allocation made pursuant to this paragraph, and shall use their reasonable best efforts to sustain such allocation in any subsequent Tax audit or dispute.

(d) Allocation Among the Shareholders. The Purchase Price (except for the portion of the Purchase Price provided for in Section 1.2.3(b)) shall be allocated among the Securities and the Shareholders as provided in this Section. The “Per Share Consideration” shall equal (1) the Purchase Price (except for the portion of the Purchase Price provided for in Section 1.2.3(b)) plus the exercise price of the Options and the Warrants, divided by (2) the number of all outstanding Shares and the number of the Company’s common shares underlying the Options and the Warrants. Each holder of Shares shall be allocated an amount of the Purchase Price (except for the portion of the Purchase Price provided for in Section 1.2.3(b)) equal to the Per Share Consideration multiplied by the number of Shares held, and each holder of Options, Warrants or both shall be allocated an amount of the Purchase Price (except for the portion of the Purchase Price provided for in Section 1.2.3(b)) equal to the Per Share Consideration multiplied by the number of the Company’s common shares underlying the Options and Warrants held minus the exercise price of such Options and Warrants. The portion of the Purchase Price provided for in Section 1.2.3(b) shall be allocated to the Shareholders in proportion to their share of the Company’s related income.

1.3 Dividend.

Before the Closing Date, the Shareholders shall cause the Company to declare a dividend payable to the Shareholders in an aggregate amount equal to the federal and state income taxes due from the Shareholders on the Company’s earnings through the Closing Date calculated at the maximum tax rates for state and federal purposes that are taxable to the Shareholders consistent with past practices (i.e., one rate for all of the Shareholders), less any previous distributions to the Shareholders with respect to such taxes on such earnings (the “Dividend”), payable as described in Section 1.5.

1.4 Purchase Price Adjustments Based on Working Capital and Net Assets.

The Cash Amount shall be decreased by the amount that the Company’s “Working Capital” (as defined in Section 1.4.1) as of October 31, 2005 is less than $14,037,000 and by the amount that the Company’s “Net Assets” (as defined in Section 1.4.2) as of October 31, 2005 is less than $15,473,000. The attached Exhibit 1.4 sets forth adjustments used to calculate the above “Working Capital” and “Net Assets” targets.

1.4.1 “Working Capital.”

The Company’s “Working Capital” shall be equal to the book value of the Company’s current assets minus the book value of the Company’s current liabilities as of October 31, 2005 (but including, without limitation, any Tax liabilities of the Company and its subsidiaries resulting from the Closing, the Dividend, and all other liabilities of the Company which result from the transactions contemplated by this Agreement) determined in accordance with GAAP applied in a manner consistent with the Company’s accounting policies, except that the accrued liabilities relating to Coresoft, Inc. and Toys “R” Us described in the notes to Exhibit 1.4 shall equal the amount actually accrued by the Company in its October 31, 2005 balance sheet (but not less than the amount as reflected in Exhibit 1.4) in the determination of “Working Capital”.

1.4.2 “Net Assets.”

The Company’s “Net Assets” shall be equal to the book value of the Company’s assets minus the book value of the Company’s liabilities as of October 31, 2005 (but including, without limitation, any Tax liabilities of the Company and its subsidiaries resulting from the Closing, the Dividend, and all other liabilities of the Company which result from the transactions contemplated by this Agreement) determined in accordance with GAAP applied in a manner consistent with Company’s accounting policies; provided that, to avoid a double adjustment for the same Working Capital item, Net Assets shall be increased by the amount of any excess of $14,037,000 over Working Capital and provided further that the accrued liabilities relating to Coresoft, Inc. and Toys “R” Us described in the notes to Exhibit 1.4 shall equal the amount actually accrued by the Company in its October 31, 2005 balance sheet (but not less than the amount as reflected in Exhibit 1.4) in the determination of “Net Assets”.

1.5 Initial Estimate and Subsequent Determination of Working Capital, Net Assets and Dividend.

1.5.1 Initial Estimate of Working Capital, Net Assets and Dividend.

At least five business days before the Closing Date, the Shareholders shall deliver to Buyer an initial estimate (accompanied by a written statement signed by the chief financial officer of the Company that, to the best of his knowledge and belief, such initial estimate is correct) of the Working Capital and Net Assets of the Company as of October 31, 2005 and the Dividend as of the Closing Date (the “Initial Estimate”), which estimates shall be made after sharing the underlying information with Buyer and consulting with Buyer concerning such Initial Estimate. The Initial Estimate shall be considered correct for purposes of determining the estimated Cash Amount (which will be the amount of the Note delivered at the Closing) and the estimated amount of the Dividend, subject to adjustments after the Closing Date as provided in Section 1.5.2. The Shareholders shall cause the Company to pay such estimated Dividend to the Shareholders on or before the Closing (the “Estimated Dividend”).

1.5.2 Subsequent Determination of Working Capital, Net Assets and Dividend.

As soon as practicable following the Closing Date (but in no event later than 60 days thereafter), Buyer’s independent certified public accountants (i.e., PricewaterhouseCoopers LLP (“PWC”)) shall conduct an audit of the books and records of the Company as of October 31, 2005 (the Closing Date with respect to the Dividend) and shall determine the Working Capital and Net Assets of the Company as of October 31, 2005, the Dividend amount as of the Closing Date, the actual Cash Amount and any required adjustments to the estimated Cash Amount and the estimated Dividend in accordance with this Agreement. PWC shall present to Buyer and the Representative a report showing their determination of Working Capital and Net Assets of the Company, the Dividend amount, the Cash Amount and any required adjustments to the estimated Cash Amount as of October 31, 2005 and the estimated Dividend as of the Closing Date (collectively, the “Amounts”) and in each case determined in accordance with GAAP applied in a manner consistent with the preceding years’ (i.e., prior to the Closing) reporting practices of the Company and Sections 1.4.1 and 1.4.2.

In the event of a dispute between the parties to this Agreement as to any of the Amounts, the Buyer (or the Company with respect to the Dividend) shall pay the Shareholders or the Shareholders shall pay the Buyer (or the Company with respect to the Dividend), as applicable, by wire transfer, the undisputed portion of any required adjustment to the estimated Cash Amount or the estimated Dividend. If the parties are unable to resolve their dispute within 20 business days after receipt of PWC’s report, the Representative, at the Shareholders’ sole cost and expense, may engage another national firm of independent certified public accountants to determine the Amounts. Such accountants shall present to Buyer and the Representative, as representative of the Shareholders, a report showing their determination of the Amounts. If the Representative, on behalf of the Shareholders, fails to engage such accountants within such 20 business day period or if the Working Capital or Net Assets of the Company or the Dividend as determined by such accountants is not at least $50,000 more than the Working Capital or Net Assets of the Company or the Dividend as determined by PWC, PWC’s determination of the Amounts shall be conclusive and binding on the parties to this Agreement.

If the Working Capital or Net Assets of the Company or the Dividend as determined by such accountants is at least $50,000 more than the Working Capital or Net Assets of the Company or the Dividend as determined by PWC and the parties are unable to resolve their dispute within 20 business days after such accountants present their report to the parties, the parties shall submit the disputed Amounts for determination by an arbitrator in Orange County, California who shall be CPA, excluding any CPA engaged by Buyer, the Company or the Shareholders, as mutually agreed upon by the Representative, on behalf of the Shareholders, and Buyer. If the Representative, on behalf of the Shareholders, and Buyer are unable to agree on an arbitrator, the Company’s and Buyer’s independent public accountants shall select an arbitrator who satisfies the requirements of this Section.

Each party shall be responsible for its own attorneys’, accountants’, experts’ and any other fees and costs relating to such dispute process and one half of the fees and expenses of the arbitrator and of the American Arbitration Association; provided, however, that, unless otherwise agreed by the parties, if at any point in the dispute resolution process it is finally determined (by the arbitrator or other judicial officer with authority to render a final determination) or agreed (by the parties if a settlement is reached) that the dollar amount in dispute that is resolved in favor of the Shareholders divided by the total dollar amount in dispute (based on the Amounts calculated by the national firm of independent certified public accountants engaged by the Representative to determine the Amounts and expressed as a percentage) is (1) 10% or less, the Shareholders shall promptly reimburse the Buyer for all of the Buyer’s fees and costs associated with the dispute (including, but not limited to, the reasonable fees and costs of attorneys, accountants, and experts and any other fees and costs relating to such dispute incurred by Buyer, the fees and expenses of the arbitrator and of the American Arbitration Association incurred by Buyer and the fees and costs of PWC incurred by Buyer, and (2) 60% or more, the Buyer shall promptly reimburse the Shareholders for all of the Shareholders’ fees and costs associated with the dispute (including, but not limited to, the reasonable fees and costs of attorneys, accountants, and experts and any other fees and costs relating to such dispute incurred by the Shareholders, the fees and expenses of the arbitrator and of the American Arbitration Association incurred by the Shareholders and the fees and costs of the national firm of independent certified public accountants engaged by the Representative to determine the Amounts and incurred by the Shareholders.

The Shareholders and Buyer agree that a judgment of any court of applicable jurisdiction may be rendered upon any arbitration award made pursuant to this Section. Within five business days after the earliest of the time PWC’s report becomes conclusive, the time the parties resolve their dispute by agreement, or the time of the arbitrator’s decision, the Buyer (or the Company with respect to the Dividend) shall pay the Shareholders, or the Shareholders shall pay the Buyer (or the Company with respect to the Dividend), as applicable, by wire transfer, any required unpaid adjustment to the estimated Cash Amount or the estimated Dividend.

1.6 The Closing.

The Closing under this Agreement shall be held at 10:00 a.m. at the offices of Honigman Miller Schwartz and Cohn LLP, 2290 First National Building, 660 Woodward Avenue, Detroit, Michigan 48226-3506 on or before November 30, 2005, or such other day and time as Buyer and the Shareholders shall mutually agree upon. The parties agree to use their commercially reasonable efforts to cause the closing to occur on October 31, 2005 The consummation of the transactions contemplated by this Agreement at such place and time are sometimes referred to in this Agreement as the “Closing”, and such closing date is sometimes referred to as the “Closing Date.” At the Closing, the Shareholders shall deliver the Securities and the Company shall deliver the new certificates pursuant to Section 1.1, Buyer shall pay or deliver the Purchase Price deliverable at Closing pursuant to Section 1.2, and Buyer and the Shareholders shall comply with the applicable covenants and conditions to Closing set forth in Sections 3 and 4.

2 REPRESENTATIONS AND WARRANTIES.

2.1 Representation and Warranties of the Major Shareholders.

The Major Shareholders, jointly and severally, represent and warrant to Buyer the following as of the date of this Agreement and as of the Closing Date:

2.1.1 Organization and Qualification.

The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Company has all requisite power and authority to own, lease and operate its assets and to carry on its Business as now being conducted. The Company is duly qualified and is in good standing to do business as a foreign corporation in each jurisdiction in which the absence of such qualification will have a material adverse effect on the Company. The attached Exhibit 2.1.1 lists all jurisdictions in which the Company is qualified to do business and its registered office and resident agent in each such jurisdiction.

2.1.2 Affiliates.

Except for those persons or corporations listed on the attached Exhibit 2.1.2 and except for the Shareholders, there are no persons or entities controlling, operating under the control of (including subsidiaries), or operating under common control with, the Company in the operation of the Business of the Company or in any other business, including, without limitation, any such relationship with suppliers or customers of the Company. For purposes of this Section 2.1.2, control shall mean ownership of 10% or more of the equity interest in an entity or effective control of the management and policies of an entity.

2.1.3 Authority Relative to This Agreement.

Each Shareholder has all requisite individual and entity power and authority to execute, deliver and comply with its obligations under the terms of this Agreement. The execution, delivery and performance by the Shareholders of this Agreement have been duly authorized by all necessary entity action on the part of the Shareholders. This Agreement has been duly and validly executed and delivered by the Shareholders and constitutes a valid and binding obligation of the Shareholders, enforceable against the Shareholders in accordance with its terms, except as it may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, and except that is may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

2.1.4 Consents and Approvals; No Violation.

Except for the filing of pre-merger notification reports with the United States Federal Trade Commission and the Department of Justice and the expiration or early termination of the waiting period required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and except as set forth in the attached Exhibit 2.1.4, neither the execution nor the delivery by any Shareholder of this Agreement (including all agreements provided for in this Agreement) nor compliance with the terms and provisions of this Agreement (including all agreements provided for in this Agreement) nor the mere fact of the continued operation of the Company’s Business after the Closing with Buyer as the sole owner, (1) will require any authorization, consent or approval of any governmental or regulatory authority or of any other person or entity, (2) will violate any provision of the Articles of Incorporation or Bylaws of the Company, (3) will accelerate any obligation under, violate or breach any provision of, constitute a default under, result in the creation of any lien or security interest under, result in the termination of, require the consent, authorization, approval or order of, or registration or filing with, any governmental agency or body or any third party under, or in connection with, any of the terms, covenants, provisions or conditions of (a) any approval, authorization or order of, or registration or filing with, any governmental agency or body or any third party, or (b) any material note, bond, mortgage, indenture, deed of trust, license, franchise, permit, registration or other authorization, lease, contract (including, without limitation, the contracts described in Section 2.1.14) or other instrument, commitment or obligation to which the Company or any of the Shareholders is a party, or by which any of them or any of their respective properties or assets may be bound, which would have a material adverse financial effect upon the Company, (4) will violate any order, writ, injunction, decree, judgment, arbitration award, or material statute, rule, regulation or ruling of any court or governmental authority, United States or foreign, applicable to the Company or any of the Shareholders or to any of their respective properties or assets, all to the extent such requirement, violation, breach or default would have a material adverse effect upon the Company’s or the Shareholders’ ability to perform their obligations under this Agreement, or (5) will, to the best of the Major Shareholders’ knowledge, cause any governmental or regulatory authority to conduct any examination, inspection or audit of the Company.

2.1.5 Capitalization.

(a) The authorized capital stock and the outstanding capital stock of the Company and the rights, benefits and attributes of such capital stock are as listed on the attached Exhibit 2.1.5. The shares described on the attached Exhibit 2.1.5 are all of the issued and outstanding shares of capital stock of the Company, and the Shareholders are the sole owners of the Company’s capital stock and any rights to acquire its capital stock. All of the outstanding Shares are validly issued, fully paid, nonassessable, and free of exercisable preemptive rights. The Company is not obligated and has not committed to purchase, redeem or otherwise acquire any of its Shares.

(b) Except as listed on the attached Exhibit 2.1.5, there is no oral or written subscription, option, warrant, call, right (preemptive or otherwise), contract, agreement, commitment, understanding, obligation or arrangement relating to the issuance, sale, delivery, purchase or transfer of any equity interests in the Company, including any rights of conversion or exchange under any outstanding security or any other instruments that are executory as of the Closing. The transfer of the Securities to Buyer pursuant to this Agreement will transfer complete ownership and control of the Company to Buyer.

(c) At the Closing, the Shareholders shall have, and upon the Closing, Buyer will acquire, good and marketable title to all of the Securities, free and clear of all pledges, warrants, calls, commitments, subscriptions, agreements, voting trusts or agreements, proxies, adverse claims, other claims and options of whatever nature.

2.1.6 Financial Statements.

(a) Attached as Exhibit 2.1.6(a) are the audited balance sheets of the Company as at December 31, 2004 and 2003 and the related audited statements of income, retained earnings and cash flows for the years then ended, in each case, including the Notes to such financial statements. These financial statements (the “Financial Statements”) have been prepared in accordance with GAAP on a basis consistent with such statements for prior periods and with such footnotes as are necessary to comply with generally accepted accounting principles. The balance sheets included in the Financial Statements fairly present, as of their dates, the financial condition and assets and liabilities of the Company, and the related statements of income, retained earnings and cash flows included in the Financial Statements fairly present the results of operations and cash flows of the Company for the fiscal years then ended. The Financial Statements contain proper accruals of all liabilities of the Company and such other adjustments that are necessary to fairly present the financial condition, results of operations, cash flows and assets and liabilities of the Company.

(b) Attached as Exhibit 2.1.6(b) are the balance sheets of the Company as at June 30, 2005 and 2004 and the related statements of income, retained earnings and cash flows for the three and six months then ended (the “Interim Statements”). The balance sheets contained in the Interim Statements fairly present, as of their dates, the financial condition and assets and liabilities of the Company, and the related statements of income, retained earnings and cash flows included in the Interim Statements fairly present the results of operations and cash flows of the Company for the three and six months then ended. The Interim Statements contain proper accruals of all liabilities of the Company and such other adjustments which are necessary to fairly present the financial condition, results of operations, cash flows and assets and liabilities of the Company.

(c) The Company maintains a process designed by, or under the supervision of, its principal executive and principal financial officers, or persons performing similar functions, and effected by the Company’s board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that (1) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the issuer are being made only in accordance with authorizations of management and directors of the Company, and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the issuer’s assets that could have a material effect on the financial statements (“Internal Control Over Financial Reporting”).

2.1.7 Miscellaneous Items Relating to Assets.

(a) Title. Except as set forth in the attached Exhibit 2.1.7(a)(I), the Company has good, valid and marketable title to, or, with respect to assets currently being leased, a valid leasehold interest in, all assets and rights used by it in the operation of the Business, including, without limitation, all of the assets shown in its Financial Statements and Interim Statements, free and clear of all liens, encumbrances, restrictions, security interests, mortgages, pledges, burdens, claims, demands, rights and equities of any nature whatsoever (collectively, “Liens”), except, with respect to the real property owned or leased by the Company, including, without limitation, the real property listed by address on the attached Exhibit 2.1.7(a)(II) (the “Real Property”), which is a complete list of all real property in which the Company has any rights or which the Company uses in connection with the Business, for customary utilities easements and such other encumbrances on, or exceptions to, the Company’s title to the Real Property as shall not materially adversely affect the marketability of such title or its present use and which are acceptable to Buyer in its sole discretion (the “Exceptions”). The use of the Real Property by the Company does not violate any material applicable zoning, building or use statutes, regulations or other laws of any federal, state, county or local entity, authority or agency. There are no restrictions on, or rights in, the assets or rights used in the Company’s business that are inconsistent with the Company’s current use of such assets or rights that would have a material adverse effect upon the Company.

(b) Defects. Except for those that would not have a material adverse effect on the Company, there are no defects or damage with respect to the Company’s assets, including, without limitation, the Company’s plants, buildings, structures, leasehold improvements, furniture, fixtures and equipment being used in the Business, except for normal maintenance, repair and replacement and they are in good operating condition and repair, subject to normal wear and tear, and are in conformity with all material applicable laws and regulations.

2.1.8 Leases.

The attached Exhibit 2.1.8 is a complete list of all leases of real and personal property to which the Company is a party. Except as otherwise disclosed on the attached Exhibit 2.1.8, each such lease is in good standing, is valid and binding on the parties to such lease, is in full force and effect in accordance with its terms and grants the lessee a valid and enforceable leasehold interest in the property described in the lease, and there is no default by the Company or, to the best of the Major Shareholders’ knowledge, any other party under any such lease nor do any facts exist that with the giving of notice or the passage of time or both would give rise to a default by the Company or, to the best of the Major Shareholders’ knowledge, any other party under any such lease. True copies of all such leases, including all modifications and amendments, have been supplied to Buyer. The Company has fully paid and fully performed all of its obligations and duties under all such leases which are due and arise from, are on account of, or relate to, in any part, facts or events that occurred or will occur on or before the Closing. There are no taxes, assessments or other costs, expenses or charges which are due or paid in arrears relating to the real or personal property leases, for which accruals have not been made or are being contested. Except as set forth on the attached Exhibit 2.1.8, the Company presently enjoys and has the right to quiet enjoyment of all property leased by it, and, to the best of the Major Shareholders’ knowledge, there exists no fact that would preclude or interfere with such quiet enjoyment for the full term of each lease and any renewal options related to each lease.

2.1.9 Inventories.

The inventories of the Company, including, without limitation, supplies and packaging inventories, have been purchased by the Company in the ordinary course of business and in compliance with any applicable requirements for imported goods. Except as set forth on Exhibit 2.1.9, none of the inventories are on consignment to or by the Company or subject to any sale or return arrangement with the Company or subject to any recapture arrangements. Except as reserved for on the Interim Statements, all items of such inventory are good, usable and saleable in the ordinary course of business, are not damaged or obsolete, are recorded on the Company’s books at the lower of their cost or market value and are not in excess of one year’s supply. The Company’s purchase and sale of inventories do not materially violate any manufacturers’, licensors’ or others’ rights.

2.1.10 Accounts Receivables.

Except as set forth on Exhibit 2.1.10, the accounts receivables of the Company have arisen in the ordinary course of its Business, are valid and genuine, are subject to no defenses, set-offs or counterclaims and shall be collected in full in the ordinary course (and in any event on or before one year after the Closing Date) in the aggregate recorded amounts thereof, net of the allowance for uncollectibles as shown on the Interim Statements.

2.1.11 Licenses, Patents, Trademarks and Similar Rights.

(a) Exhibit 2.1.11(a) lists all of the licenses, patents, trademarks, service marks, trade names, copyrights, computer programs, inventions, proprietary techniques, trade secrets, technology, research and development and know-how (collectively, “Intangibles”) in which the Company has any material rights, liabilities or obligations. With respect to the matters required to be listed on Exhibit 2.1.11(a), the Company is the sole owner or licensee of all of the Intangibles free from any restriction, right, encumbrance or other burden. Each agreement the subject to which is an Intangible is valid and binding and there are no defaults by the Company or, to the best of the Major Shareholders’ knowledge, any other party or events that with the giving of notice or the passage of time or both could become an event of default by the Company or, to the best of the Major Shareholders’ knowledge, any other party under any such agreement.

(b) The attached Exhibit 2.1.11(b) contains a complete and accurate list and description of all contracts pursuant to which the Company has authorized any person to use or pursuant to which any person has the right to use any of the Intangibles owned by the Company and all contracts pursuant to which the Company is authorized by any person to use any of the Intangibles not owned by the Company.

(c) Except as set forth in the attached Exhibit 2.1.11(c), (1) no Intangible, product, license, patent, process, method, substance, part or other material presently being sold or employed or contemplated to be sold or employed by the Company and developed by the Company or, if not developed by the Company, only to the best of the Major Shareholders’ knowledge, infringes on any rights owned or held by any other person, (2) there is no pending or, to the best of the Major Shareholders’ knowledge, threatened claim or litigation against the Company contesting the right of the Company to sell, assign or use any such Intangible, product, license, patent, process, method, substance, part or other material, and (3) to the best of the Major Shareholders’ knowledge, no Intangible, product, license, patent, process, method, substance, part or other material presently being sold, or proposed to be sold, or employed by any person infringes on or may infringe on any rights of the Company, nor is there pending or proposed, any patent, formulation, invention, device, application, or principle or any statute, law, rule, regulation, standard, or code, that would adversely affect any Intangible, product, process, method, substance, part or other material presently being sold, or proposed to be sold and listed on the attached Exhibit 2.1.11, or employed by the Company. No default has occurred, or will be caused by the transaction described in this Agreement, in any contract which authorizes the Company to use any of the Intangibles owned by another party which would have a material adverse effect upon the Company.

2.1.12 Absence of Undisclosed Liabilities.

(a) The Company has no material liabilities, commitments, obligations, loans or indebtedness of any nature whatsoever, including, without limitation, as primary obligor or guarantor, known or unknown, accrued, absolute or contingent, liquidated or unliquidated, and due or to become due, and has not pledged or granted a security interest in any of its assets, and there is no basis for the assertion against the Company of any material debt, liability or obligation, including, without limitation, any liabilities under any securities laws, other than (1) those reflected in the Working Capital or Net Assets adjustments provided in Sections 1.4 and 1.5, and (2) except as set forth on the attached Exhibit 2.1.12(a). No material default or material breach or alleged material default or material breach exists, and, to the best of the Major Shareholders’ knowledge (and based on what the Major Shareholders should know), no facts or events exist that with the passage of time or the giving of notice or both could give rise to a material default or material breach, on the part of the Company under any of its liabilities, except as otherwise disclosed in the attached Exhibit 2.1.12(a).

(b) Except as set forth in Exhibit 2.1.12(b), the Company has no power of attorney outstanding or any obligations or liabilities as guarantor, surety, co-signor, endorser, co-maker or indemnitor in respect to the obligations of itself or any person, corporation, partnership, joint venture, association, organization or other entity.

(c) The Company has no bank accounts or safe deposit boxes except for those set forth on the attached Exhibit 2.1.12(c), which sets forth the names and locations of all such banks, the bank account numbers and the persons authorized to draw on or have access to such accounts or boxes.

2.1.13 Absence of Certain Changes or Events.

Except (1) as set forth in the attached Exhibit 2.1.13, (2) for this Agreement and the transactions required by this Agreement, and (3) for any of the following between the date of this Agreement and the Closing Date approved by Buyer, which approval shall not unreasonably be withheld, since January 1, 2005, the Company has operated the Business only in the usual and ordinary manner and has used its best efforts to preserve its present Business operations and organization intact and its present relationships with persons having Business dealings with it, and there has not been:

(a) any material adverse change in the Company’s business, prospects, operations, properties, assets, liabilities, competition, earnings, or condition, or any failure by the Company to pay its debts when due;

(b) any event or condition of any character which either individually or in the aggregate, might reasonably be expected materially and adversely to affect the Business, prospects, operations, properties, assets, liabilities, competition, earnings or condition, of the Company;

(c) any damage, destruction or loss (regardless of whether covered by insurance) materially and adversely affecting the Business, prospects, operation, properties, assets, liabilities, competition, earnings, or condition, of the Company;

(d) any declaration, setting aside or payment of any dividend or other distribution, other than the Dividend, or any granting or making of loans by the Company, other than normal trade credit in the ordinary course of business;

(e) any increase in the compensation paid, payable or to become payable by the Company to its Shareholders, officers, directors or employees, except such increases that are required by state and federal minimum wage laws or set forth in any written employment agreement of any of the foregoing, any hiring of new, or any changing of existing, officers, directors or management employees or any increase in any bonus, insurance, pension, or other employee benefit plan, payments or arrangement (including loans from the Company) made to, for or with any Shareholders, officers, directors, or employees;

(f) any entry into, amendment of, or termination of, any agreement, plan, instrument, commitment, or transaction by the Company, including, without limitation, any merger, consolidation, share exchange, acquisition or disposition of assets, stock or any financing transaction, any employment or severance agreement, any long-term commitment to purchase or lease, or capital expenditure not in the ordinary course of business;

(g) any notes or accounts receivable or portions or notes or accounts receivables written off by the Company as uncollectible, other than as reflected on the Interim Statements;

(h) any lien or encumbrance discharged or any obligation or liability paid (including, without limitation, those that are absolute, accrued or contingent) by the Company, other than current liabilities shown on the Interim Statements and current liabilities incurred in the ordinary course of business since their date and other than pursuant to Section 3.1.13;

(i) any properties or assets, real, personal or mixed, tangible or intangible, of the Company mortgaged, pledged or subjected to any security interest, lien or encumbrance;

(j) any shortage of supplies experienced by the Company;

(k) any change by the Company in accounting methods, principles or practices, except as required by United States generally accepted accounting principles;

(l) any reclassification or recapitalization of any of the Company’s capital or any other change in the Company’s capitalization or organizational documents;

(m) any sale, assignment, transfer, lease, dividend, distribution or other disposition of any of the Company’s property or assets, other than in the ordinary course of business;

(n) any new transactions with Shareholders, officers, directors or affiliates of the Company;

(o) any incurring, paying or securing any indebtedness for borrowed money or other debt, except incurring or paying normal trade payables in the ordinary course of business and except paying indebtedness pursuant to Section 3.1.13, or assuming or incurring any liability or obligation, other than in the ordinary course of business;

(p) any change in the customary shipping, purchasing, billing, payment, return, exchange or other business practices, policies or procedures of the Company, which would, if adopted before January 1, 2005, have adversely affected earnings or the results of operations of the Company; or

(q) any agreement or understanding to do any of the foregoing by the Company or any of the Shareholders.

2.1.14 Certain Contracts.

Exhibit 2.1.14 contains a complete list of all material contracts, understandings, obligations, plans, arrangements and commitments to which the Company is a party or has any liabilities or obligations, whether oral or written, other than the Company’s open purchase orders, including, without limitation, the following:

(a) any employment or consulting agreement, agreement with independent contractors or pension, disability, profit sharing, bonus, incentive, deferred compensation, retirement, severance, change in control, stock purchase, stock option, stock appreciation right, restricted stock, group insurance, indemnification, severance pay, retirement or other employee benefit plan, policy, agreement, or arrangement;

(b) any collective bargaining or union contract or agreement;

(c) any indenture, mortgage, note, installment obligation, arrangement, agreement or other instrument relating to the borrowing of money or the guarantee of any obligation for the borrowing of money which is in excess of $50,000;

(d) any agreement, contract or other commitment that would limit the freedom of the Company, Buyer or any third party to compete in any line of business or with any person or in any geographical area or otherwise to conduct its business as presently conducted and proposed to be conducted;

(e) any contract or commitment for the future sale or provision, lease or purchase by the Company of materials, products, services or supplies (including, without limitation, leases and capital leases of real or personal property), which is not in the ordinary course of business or which is in excess of $50,000 ($250,000 for sales contracts or commitments) in the aggregate or which continues for a term of more than 90 days;

(f) any license or franchise agreement, including any agreement with respect to Intangibles or the Company trade secrets or technology, that is material to the Company’s Business as currently conducted;

(g) any contract or commitment for the acquisition, construction, purchase or sale of fixed assets in excess of $50,000 per contract or commitment;

(h) any contract or agreement, the performance of which will result in a loss or net expense to the Company in excess of $50,000;

(i) any order, decree, or judgment, whether entered by consent, stipulation, or otherwise, before, or in connection with, any court, administrative agency, or governmental authority (federal, state or local) to which the Company or any of its assets is a party;

(j) any contract, commitment, arrangement or relationship which violates any material federal, state or local statute, law, rule, regulation or ordinance, including, without limitation, any such matter that would restrain trade or restrict competition;

(k) any partnership, joint venture or similar agreement;

(l) any agreements with customers or vendors pursuant to which the Company has obligations in excess of $50,000 annually; and

(m) any other contract, commitment or agreement, whether or not made in the ordinary course of business, that has a material impact on the business or operations of the Company.

The Company has provided Buyer with a complete and accurate copy of each contract, including all amendments and modifications to such contracts, required to be listed in Exhibit 2.1.14 (the “Contracts”). The Contracts are in full force and effect and are valid and binding obligations of the Company and, to the best of the Major Shareholders’ knowledge, any other contracting party and there are no past or present breaches or defaults by the Company or, to the best of the Major Shareholders’ knowledge, any other contracting party, or events that with the giving of notice of the lapse of time or both could become a default by the Company or, to the best of the Major Shareholders’ knowledge, by any other contracting party under any of the Contracts. Except as set forth in Exhibit 2.1.14, none of the Contracts require payment of any amount or change in any term or consent of any party, unless such consent has been obtained, as a result of the entry into, or consummation of, this Agreement.

2.1.15 Tax Matters.

(a) Except as set forth on Exhibit 2.1.15(a), for the past seven years, the Company and its subsidiaries have properly completed and filed in correct form all federal, state and local tax and tax information returns, declarations, reports, claims for refund or statements of every nature required to be filed by any or all of them relating to “Taxes,” including, without limitation, any schedule or attachment thereto, any amendment thereof, and, where permitted or required, combined or consolidated returns for any group of entities that includes the Company or any subsidiary (“Tax Returns”). No extension of time in which to file any such Tax Return is in effect. The Company and its subsidiaries have delivered to Buyer copies of all Tax Returns filed by the Company, any of its subsidiaries or any combination of them for the past three years and made available to Buyer on reasonable notice to the Company such Tax Returns for prior years. All such Tax Returns are true and correct in all material respects. The Company and its subsidiaries have duly paid (regardless of whether the filing of a Tax Return is required) all taxes of every nature (including, without limitation, any federal, state, local, or foreign estimated taxes, deficiency assessments, penalties, interest and additions to taxes, and income (if any), sales, use, transfer, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, gross receipts, single business, license, registration, value added, alternative or add-on minimum, estimated, payroll, employment, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, employment, and other taxes of any kind whatsoever), whether disputed or not and any expenses incurred in connection with the determination, settlement or litigation of any liability for any of the foregoing (collectively, “Taxes”) to the extent such amounts have become due and payable (or claimed to be due and payable by any federal, state, county, local, foreign or other taxing authority) and has properly accrued its Tax liabilities in the Financial Statements and in the calculation of Working Capital and Net Assets.

(b) Except as disclosed in Exhibit 2.1.15(b), none of the Company’s or any of its subsidiaries’ Tax Returns has been audited in the past ten years. All federal, state and local Tax deficiencies proposed as a result of any audits or examinations of the Company, any of its subsidiaries or any combination of them have been paid, reserved against or settled. There are no liens upon any of the properties or assets of the Company or any of its subsidiaries for Taxes due and payable, or interest or penalties thereon, and there are no pending or threatened Tax examinations. No state of facts exists or has existed that would constitute grounds for the assessment of any further federal, state or local Tax liability on the Company or any of its subsidiaries for any prior year or the current year through the Closing Date. None of the Company or any of its subsidiaries has ever given or been requested to give any waiver of any statute of limitations relating to the payment of Taxes.

(c) All Taxes which the Company or any of its subsidiaries is required by applicable law, rules or regulations to withhold or collect have been duly withheld or collected and, to the extent required, have been or are being paid over to the proper governmental authorities on a timely basis.

(d) Except as set forth on Exhibit 2.1.15(d), the Company (and any predecessor of the Company) has been a validly electing S corporation within the meaning of Code Section 1361 and Code Section 1362 at all times during its existence, and the Company will be an S corporation up to and including the Closing Date.

(e) Exhibit 2.1.15(e) identifies each subsidiary of the Company that is a “qualified subchapter S subsidiary” within the meaning of Code Section 1361(b)(3)(B). Each Company subsidiary has been a qualified subchapter S subsidiary at all times since it became a subsidiary of the Company up to and including the Closing Date and has been either a qualified subchapter S subsidiary or a validly electing S corporation within the meaning of Code Section 1361 and Code Section 1362 at all times during its existence up to and including the Closing Date.

(f) The Company shall not be liable for any Tax under Code Section 1374 in connection with the deemed sale of the Company’s assets (including the assets of any qualified subchapter S subsidiary) caused by the Section 338(h)(10) Election. Neither the Company nor any qualified subchapter S subsidiary of the Company has, in the past 10 years, (1) acquired assets from another corporation in a transaction in which the Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (2) acquired the stock of any corporation that is a qualified subchapter S subsidiary.

(g) To the best knowledge of any Major Shareholder or director or officer (or employee responsible for Tax matters) of any of the Company or any of its subsidiaries, no authority will assess any additional Taxes for any period for which Tax Returns have been filed. No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries has received from any foreign, federal, state, or local taxing authority (including jurisdictions where the Company or any of its subsidiaries have not filed Tax Returns) any (1) written notice indicating an intent to open an audit or other review, (2) written request for information related to Tax matters, or (3) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the

Company or any of its subsidiaries; Exhibit 2.1.15(g) lists all federal, state, local, and foreign income Tax Returns filed with respect to any of the Company and any of its subsidiaries for taxable periods ended on or after December 31, 2002. Shareholders have delivered to Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Company or any of its subsidiaries filed or received since December 31, 2002.

(h) Neither the Company nor any of its subsidiaries has filed a consent under Code Section 341(f) concerning collapsible corporations. Neither the Company nor any of its subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (1) any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign Tax law) and (2) any amount that will not be fully deductible as a result of Code Section 162(m) (or any corresponding provision of state, local or foreign Tax law). Neither the Company nor any of its subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Each of the Company and each of its subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. Neither the Company nor any of its subsidiaries is a party to or bound by any Tax allocation or sharing agreement. Neither the Company nor any of its subsidiaries (a) has been a member of an Affiliated Group filing a consolidated federal income Tax Return or (b) has any liability for the Taxes of any person or entity under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

2.1.16 Litigation.

(a) Except as set forth on Exhibit 2.1.16(a), there is no litigation or any legal, judicial, administrative, arbitration or other claim, demand, action, suit, proceeding or investigation, including, without limitation, antitrust, personal injury, tort, breach of contract, infringement or property damage actions, pending or, to the best of the Major Shareholders’ knowledge, threatened, against or brought on behalf of, or relating to, the Company or its properties, or the transactions described in this Agreement or any injunctions, decrees, judgments, orders or writs currently in effect and involving the Company or any of its assets.

(b) The Shareholders do not know of any dispute with any person under any contract which adversely affects the assets, properties, Business or expected (to the best of the Major Shareholders’ knowledge) future assets, liabilities, business, operations, financial condition, operating results and customer and supplier relationships of the Company.

(c) Except for those noted on the attached Exhibit 2.1.16(c), there have been no official citations or notices of violations received or threatened from any court, administrative agency or governmental authority which relate to any aspect of the business as conducted by the Company, including, but not limited to, any such notices or citations from the Occupational Safety and Health Administration, the Department of Labor, the Equal Employment Opportunity Commission, the Department of Justice, the Federal Trade Commission, or from any environmental protection agency (federal, state or local).

(d) There are no legal, administrative, arbitration or other actions or proceedings or governmental investigations, by or on behalf of any individual or any federal, state or local agency or authority pending or, to the best of the Major Shareholders’ knowledge, threatened, against the Company relating to any federal, state, or local antitrust or trade regulation laws, rules or regulations, including, without limitation, those relating to restraints of trade or competition, unfair trade practices, contracts, arrangements, relationships or conspiracies in restraints of trade, price fixing, price discrimination, boycotts, or tying arrangements.

2.1.17 Illegal Payments.

None of the Company, the Shareholders, or any director, officer, authorized agent, authorized employee, or other authorized person acting on behalf of any of them, directly or indirectly, has (1) used any Company funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity, (2) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, (3) violated any provision of the foreign Corrupt Practices Act of 1977, as amended, (4) established or maintained any unlawful or unrecorded fund of Company monies or other assets, (5) made any false or fictitious entry on the books or records of the Company, (6) made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment, or (7) made any bribe, kickback, or other payment to any person or entity, private or public, whether in money, property, or services, to obtain favorable treatment in securing business or to obtain special concessions, or to pay for favorable treatment for business secured or for special concessions already obtained.

2.1.18 Compliance with Laws.

The Company is in compliance with, and has complied with, all Laws applicable to it or its business, except where the absence of such compliance would not have a material adverse effect upon the Company.

2.1.19 Licenses and Permits.

The attached Exhibit 2.1.19 is a complete and accurate list of all material licenses, permits, registrations, orders, approvals and other authorizations (and all applications therefor) of federal, state, county or local governmental, regulatory or administrative agencies, bodies or authorities (the “Permits”) held by, necessary to, required by, or used by, the Company in the conduct of its Business, including, without limitation, all environmental licenses, permits, registrations and other authorizations. All Permits are in full force and effect; no material violations have occurred with respect to any of such Permits, and no revocation, termination, limitation, withdrawal or inability to renew any of such Permits is pending or, to the best of the

Major Shareholders’ knowledge, threatened, including as a result of entering into and consummating this Agreement and any related agreements, except as set forth on the attached Exhibit 2.1.19. The Company has obtained all necessary consents in connection with all such Permits relating to the sale of the Securities without the payment of any amount by Buyer or the variation of any terms of such Permits. All of such Permits shall be in full force and effect on and after the Closing.

2.1.20 Pension and Benefit Plans and Compliance with ERISA.

(a) The Company does not currently maintain, or make contributions to, or have any liability in connection with, any “employee welfare benefit plan” (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), any “employee pension benefit plan” (as defined in Section 3(2) of ERISA and not exempted under Section 4(b) or 201 of ERISA), including any “multi-employer pension plan” (as defined in Section 3(37) of ERISA), or any other bonus, incentive, deferred compensation, severance, change in control, stock purchase, stock option, stock appreciation right, restricted stock, group insurance, indemnification, or severance pay plan, policy, agreement or arrangement, other than as set forth in Exhibit 2.1.20(a) (collectively, the “Plans”).

(b) The Company does not have any liability or potential liability under or with respect to any “multi-employer pension plan” (as defined in Section 3(37) of ERISA), or any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Section 302 or Title IV of ERISA.

(c) To the best of the Major Shareholders’ knowledge, each Plan and any related trust agreements have been administered, and the form and operation of each Plan are, substantially in accordance with their terms and all material applicable laws, rules and regulations, including, without limitation, all material applicable provisions of ERISA, the Code, state law, and Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation, and state law-issued regulations, rules, interpretations, guidelines and requirements (collectively, the “Benefit Rules”). The Shareholders have provided or made available to Buyer all applicable determination letters or opinion or advisory letters issued by the Internal Revenue Service with respect to each Plan which is an employee pension benefit plan, the Annual Reports on Form 5500 Series (including all accompanying schedules) required to be filed with any governmental agency for each Plan for the two most recent plan years of each Plan, as well as complete copies of the Plan documents and trust agreements, summary plan descriptions, summaries of material modifications, administrative service agreements, insurance contracts, other funding arrangements implementing each Plan, audited financial statements, notices, Code-required discrimination testing records and results for the past two Plan years, and any correction requests submitted to the Internal Revenue Service or the Department of Labor and any resulting compliance statements.

(d) With respect to each Plan, (1) if intended or designed to qualify under Section 401(a) or 403(a) of the Code and the related trust is intended to be exempt from taxation under Section 501(a) of the Code, such Plan and the related trust have never been disqualified by the Internal Revenue Service, (2) no material breaches of fiduciary duty have occurred, (3) no material non-exempt prohibited transactions have occurred, (4) no reportable event has occurred, (5) a current favorable determination as to the qualification under the Code of the Plan and as to the tax exemption of its related trust have been made by the Internal Revenue Service or the Plan relies on the opinion letter by the Internal Revenue Service on the form of the document as provided under Internal Revenue Service Announcement 2001-77, (6) no Internal Revenue Service, Department of Labor, or state agency audit or examination is pending, and (7) no actions, suits or claims with respect to the assets of any such Plan (other than routine claims for benefits) are pending, or, to the best of the Major Shareholders’ knowledge, threatened.

(e) Other than as set forth in Exhibit 2.1.20(e) and to the best of the Major Shareholders’ knowledge, there are no material unpaid liabilities whatsoever with respect to any of the Plans (except to the extent that such unpaid liabilities relate to employer contributions and employee salary reduction contributions due for the payroll period immediately preceding the date of this Agreement or the Closing Date) and all contributions (including all employer contributions and employee salary reduction contributions, if any) which are due have been made within the time period prescribed by ERISA to each Plan which is an employee pension benefit plan. The execution of this Agreement and the consummation of the transactions described in this Agreement will not constitute an event under any Plan that will or may result in any payment, acceleration, termination, forgiveness of indebtedness, vesting, distribution, increase in compensation or benefits or obligation to fund benefits with respect to any Company employee which, individually, or in the aggregate, would reasonably be expected to have a material adverse effect on the Company.

(f) Except as set forth on Exhibit 2.1.20(f), with respect to each Plan that is an employee welfare benefit plan, the Plan does not provide medical, death or life insurance benefits with respect to current or former employees of the Company (or their beneficiaries or dependents) beyond the termination of their employment, other than continuation of medical coverage mandated by Section 4980B of the Code or by applicable state law.

2.1.21 Environmental and Occupational Matters.

(a) The Company has obtained all permits, licenses, approvals and authorizations required under any material federal, state, foreign or local law, statute, ordinance, code, rule, regulation, permit, consent, approval, license, authorization, judgment, order, writ, decree, injunction, policy, publication, practice, pronouncement, promulgation, statement or ordinance, including, but not limited to, the federal Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq and the common law (collectively, the “Laws”) for the use, occupancy or operation of the Real Property or any of the Company’s other property, both real and personal, including, but not limited to, furniture, fixtures, equipment and plants. Such permits, licenses, approvals and authorizations are presently, and will continue to be immediately after the Closing, valid and in full force and effect, and the Company has not been and is not in material default or violation of any material terms or conditions of such permits, licenses, approvals or authorizations. A list of all such permits, licenses, approvals and authorizations and any exceptions to the foregoing is attached to this Agreement as Exhibit 2.1.21(a).

(b) Except as set forth on Exhibit 2.1.21(b), none of the Company’s property, both real and personal, owned or leased (collectively, the “Property”), is contaminated (nor, to the best of the Major Shareholders’ knowledge, has any of it ever been contaminated) with any chemical, hazardous, solid or toxic waste or substance, pollutant or contaminant (“Hazardous Substance”) or other substances or pollutants which contamination may give rise to any obligation by the Company under any Laws, including, without limitation, obligations to investigate, remove substances or remediate. Further, no property of any sort or description, wherever situated, has, by reason of the handling, storage, transportation, treatment, disposal or emission of any Hazardous Substance or other substance or pollutant by the Company, or its employees, agents or contractors on behalf of the Company been contaminated or adversely affected with or by such Hazardous Substances or other substances or pollutants which contamination or adverse effect has or may give rise to any liability or expense to the Company under or by reason of any of the Laws or any claim.

(c) The Company does not own or lease any tanks or associated piping located either wholly or partially below the surface of the ground, regardless of whether they are in contact with soil, within a building or containment structure or otherwise, located in, on, over or under the Real Property.

(d) Except as set forth on Exhibit 2.1.21(d), there are no outstanding violations of, or any administrative or consent decrees pending or entered against the Company or the Shareholders regarding, environmental, occupational (meaning worker- or work-place-related), safety or land use matters or Laws. All operations conducted on, in, over or under the Real Property have been and are in compliance with all Laws relating to environmental compliance and control, including, but not limited to, occupational and safety related matters.

(e) There are no claimed or, to the best of the Major Shareholders’ knowledge, threatened violations affecting the Company or the Property with respect to any federal, state or local environmental, occupational or safety Laws, and none of the Company’s officers are involved in any present discussions with any federal, state or local governmental agency concerning any alleged violation of environmental, occupational or safety Laws. There are no facts which could support any claims of environmental, occupational or safety harm or damage caused by or attributable to, in whole or in part, the Company’s or its predecessors’ ownership or occupancy of the Property or the Company’s activities or business.

2.1.22 Labor Matters.

Except as disclosed in Exhibit 2.1.22, there are no unfair labor practice, equal employment opportunity or wage and hour complaints or other proceeding against the Company pending before the National Labor Relations Board or any other governmental or regulatory board or agency performing similar functions. To the best of the Major Shareholders’ knowledge, there is no proceeding with respect to the Company threatened before the National Labor Relations Board or any other governmental or regulatory board or agency performing similar functions. There is no labor strike, lock-out, sit-down, walkout, dispute, slow-down, disturbance or stoppage actually pending or, to the best of the Major Shareholders’ knowledge, threatened against or involving the Company. There is no pending representation question or organizational activities concerning the employees of the Company. The Company is in compliance with all material laws regulating wages, hours or working conditions of employees. All obligations of the Company to its past and current employees and agents that have become payable have been paid, including, without limitation, unemployment compensation payments, profit sharing and retirement benefits, social security and similar benefits, overtime, vacation and holiday pay, bonuses and other forms of compensation. The Company has provided to Buyer complete and accurate lists and summary descriptions of the following items relating to the Company: (1) the names and titles of all the present Shareholders, directors, officers and employees of the Company, (2) the date each such employee was hired by the Company, each director’s, officer’s and employee’s current annualized salary and most recent bonus (including the date such bonus was paid), and the date and amount his or her compensation was last increased, and (3) any employee manuals or other material setting forth the Company’s policies as to employment of its personnel.

2.1.23 Insurance.

The attached Exhibit 2.1.23 is a complete and accurate list of all policies of liability, fire, workers’ compensation, and other forms of insurance owned or held by the Company specifying any notice or other information regarding possible claims under, or cancellation of, or premium increases relating to, such policies. All such policies are valid and enforceable, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, and except that is may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity, and in full force and effect, with current premiums and any other obligations under such insurance paid, are underwritten by unaffiliated insurers, are sufficient for all applicable requirements of the Contracts and provide insurance in such amounts and against such risks as are consistent with industry standards. All such policies will be in full force and effect as of the Closing and will not in any way be affected by, or terminated or lapse by reason of, the transactions described in this Agreement unless Buyer modifies or terminates them. Except as set forth on Exhibit 2.1.23, there are no retroactive premiums in connection with such insurance policies.

2.1.24 Customers and Suppliers.

Exhibit 2.1.24 is a complete and accurate list and description of (1) all customers and suppliers of products or services of or to the Company (other than legal or accounting services) aggregating more than $50,000 annually during 2004 or, to the best of the Major Shareholders’ knowledge, expected to aggregate more than $50,000 annually during 2005, (2) the address of each such customer or supplier, (3) the amount sold by or to the Company during such period, and (4) the names of any sole source suppliers of goods or services to the Company, with respect to which practical alternative sources of supply are not available on comparable terms and conditions. To the best of the Major Shareholders’ knowledge, the consummation of the transactions described in this Agreement will not result in the loss to the Company of any of its customers or suppliers. There are no pending or, to the best of the Major Shareholders’ knowledge, threatened developments with respect to any of the Company’s customers or suppliers which would have a material adverse effect on the Business, including, without limitation, any customer or supplier which has, or which has threatened to, cancel, terminate or change in a manner adverse to the Company its relationship with the Company.

2.1.25 Business of the Company.

To the best of the Major Shareholders’ knowledge, there are no conditions existing with respect to the Company’s markets, products, facilities or personnel which might materially adversely affect its Business or expected future assets, liabilities, business, operations, financial condition, operating results and customer and supplier relationships of the Company, other than such conditions as may affect the entire industry in which the Company participates.

2.1.26 Books and Records of the Company.

The books of account of the Company accurately reflect all of its items of income and expense, and all of the assets, liabilities and accruals have been regularly kept and maintained and accurately reflect all of the transactions to which it was or is a party or by which it or any of its property was, is or may be bound. The minute books of the Company contain complete and accurate records of all meetings and other actions of the Shareholders and the Board of Directors and any committees of the Board of Directors of the Company and fully reflect all transactions which have been authorized.

2.1.27 Insider and Inter-Company Transactions.

A complete and accurate list and brief description of all contracts or other transactions involving the Company with respect to which any officer, director, employee or Shareholder of the Company or any person related to any of the foregoing by blood or marriage is a party, other than employment agreements, is set forth in the attached Exhibit 2.1.27.

2.1.28 Shareholder Conflicts.

Neither the Company nor any of the Shareholders has any direct or indirect interest in any person or entity which directly or indirectly (i.e., through ownership of another entity) competes with the Company, except as set forth on Exhibit 2.1.28.

2.1.29 Disclosure.

No representation or warranty by the Shareholders in this Agreement and no statement contained in any agreement, document (including, without limitation, the Financial Statements, Interim Statements and Exhibits to this Agreement), exhibit, certificate or other writing furnished by or on behalf of any of them pursuant to the provisions of this Agreement or otherwise contains any untrue statement of a material fact, misrepresents any material fact or omits any material fact necessary to make the statements made or contained herein or therein not misleading. The Shareholders have disclosed to Buyer all material facts relating to the Company and the assets, liabilities, business, operations, financial condition, operating results, and expected (to the best of the Major Shareholders’ knowledge) future assets, liabilities, business, operations, financial condition, operating results and customer and supplier relationships of the Company or relating to the Securities.

2.2 Representations and Warranties of Buyer.

Buyer represents and warrants to the Shareholders the following as of the date of this Agreement and as of the Closing Date:

2.2.1 Organization and Qualification.

Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan. Buyer has all requisite corporate power and authority to own, lease and operate its assets and to carry on its business as now being conducted. Buyer is duly qualified and is in good standing to do business as a foreign corporation in each jurisdiction in which the absence of such qualification will have a material adverse effect on the Buyer.

2.2.2 Authority Relative to This Agreement.

Buyer has all requisite corporate power and authority to execute, deliver and comply with its obligations under the terms of this Agreement. Execution, delivery and performance by Buyer of this Agreement have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors’ rights generally, and except as may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

2.2.3 No Violation.

Except for the filing of pre-merger notification reports with the United States Federal Trade Commission and the Department of Justice and the expiration or early termination of the waiting period required under the HSR Act, and except as set forth in the attached Exhibit 2.2.3, neither the execution nor the delivery by Buyer of this Agreement (including all agreements provided for in this Agreement) nor the performance by Buyer of its obligations under this Agreement (including all agreements provided for in this Agreement), (1) will require any authorization, consent or approval of any governmental or regulatory authority or of any other person or entity, (2) will violate or breach any provision of the Articles of Incorporation or bylaws of Buyer, (3) will accelerate any obligation under, violate or breach any provision of, constitute a default under, result in the creation of any lien or security interest under, result in the termination of, require the consent, authorization, approval or order of, or registration or filing with, any governmental agency or body or any third party under, or in connection with, any of the terms or conditions of (a) any approval, authorization or order of, or registration or filing with, any governmental agency or body or any third party, or (b) any material note, bond, mortgage, indenture, deed of trust, license, franchise, permit, registration or other authorization, lease, contract, agreement or other instrument, commitment or obligation to which Buyer is a party, or by which it or any of its properties or assets may be bound, which would have a material adverse financial effect on Buyer, except for filings with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or (4) will violate any order, writ, injunction, decree, judgment, arbitration award, or any statute, rule, regulation or ruling of any court or governmental authority, United States or foreign, applicable to Buyer or to any of its properties or assets, all to the extent such requirement, violation, breach or default would have a material adverse effect on Buyer’s ability to perform its obligations under this Agreement.

2.2.4 Financial Capacity.

On the Closing Date, Buyer shall have the financial capability to undertake to pay and to pay the Purchase Price.

2.2.5 Investment Purpose.

Buyer is a sophisticated investor and is purchasing the Securities for investment and not with a view to, or for, sale in connection with any distribution of the Securities.

2.2.6 Compliance with Laws; Licenses and Permits.

Until such time as all Earn Out Payments and the Escrow Fund have been paid to the Shareholders or otherwise distributed, Buyer shall (1) operate the Company’s Business in compliance with all material federal, state, foreign or local laws, statutes, ordinances, codes, rules and regulations, (2) file all material reports, statements, documents, registrations, filings and submissions required by any governmental authority with respect to the Company, and (3) hold all material governmental qualifications, registrations, filings, privileges, franchises, licenses, permits, consents, approvals, certificates and authorizations that are necessary for the operation of the Company’s Business and the ownership of the Shares; provided that Buyer makes no representation, warranty or covenant with respect to any of foregoing as to which the Company was not in compliance, or which was not true about the Company, as of the Closing Date.

2.2.7 Taxes; Insurance.

Until such time as all Earn Out Payments and the Escrow Fund have been paid to the Shareholders or otherwise distributed, Buyer shall (1) file all Tax Returns and pay all Taxes owed by Buyer by their respective due dates (including extensions thereof), and (2) maintain in full force and effect all policies of liability, fire, property, workers compensation, environmental, directors and officers liability and other forms of insurance as are consistent with industry standards to insure the Company’s Business and the operations, affairs and assets of the Company; provided that Buyer makes no representation, warranty or covenant with respect to any of foregoing as to which the Company was not in compliance, or which was not true about the Company, as of the Closing Date.

3 COVENANTS.

3.1 Covenants of the Shareholders.

The following covenants of the Shareholders apply from the date of this Agreement through the Closing Date.

3.1.1 Access for Audit.

From the date of this Agreement through the Closing Date, the Shareholders shall cause the Company and its subsidiaries, affiliates, Shareholders, directors, officers, employees, advisors, consultants and agents to give Buyer, and its directors, officers, employees, accountants, attorneys, consultants, agents, advisors, designees and other authorized representatives reasonable access during normal business hours upon reasonable notice to all of the facilities, assets, properties, books, financial statements, tax returns, leases, agreements, commitments, non-privileged records, other documents and personnel, advisors and consultants of the Company and its subsidiaries and to furnish Buyer or its representatives with all such information concerning the Business, the Company, its assets and the Shareholders as Buyer may request, and to cooperate fully with Buyer, so that Buyer may have an opportunity to make a business, financial, accounting, environmental and legal audit of the business and affairs of the Company and its subsidiaries and to assure compliance by the Shareholders with all of their covenants, representations and warranties under this Agreement. Buyer shall use reasonable efforts not to disrupt the Company’s normal business operations during this audit. This audit may include, among other things (1) review and copying of books, records, contracts, financial statements, tax returns and other material documents of the Company, (2) physical inspection of each of the assets and facilities of the Company, (3) an audit of all contracts of the Company, including, without limitation, the Contracts, and (4) discussions with governmental agencies, customers, vendors, and creditors of the Company (with prior notice to the officers of the Company), and (5) a full review of all Intangibles, patents, copyrights, trademarks, licenses and permits.

3.1.2 Operation of Business.

Between the date of this Agreement and the Closing Date, except as otherwise expressly consented to in writing by Buyer, which consent shall not unreasonably be withheld, or as otherwise expressly required by this Agreement:

(a) The business and operations of the Company shall be conducted only in the ordinary course and without any changes in its business practices, policies and procedures and so that the representations and warranties in Section 2.1.13, subject to the exceptions in that section, shall be true as of the Closing Date.

(b) None of the Company, its subsidiaries, the Shareholders or the Company’s officers, employees or representatives shall, directly or indirectly, consummate or agree to consummate, solicit offers in connection with, encourage, pursue, enter into negotiations concerning, enter into any agreement or understanding or discussions with any other individual, person or entity concerning, or furnish or cause to be furnished any information to, or negotiate with, any person in connection with, any merger, consolidation, share exchange, joint venture or other business combination or transaction involving the Company, the sale or other disposition of any equity interests in the Company or all or any portion of the Company’s assets, except as provided in this Agreement and except for sales of inventory in the ordinary course of Business. The Shareholders shall immediately notify Buyer regarding any contact between the Company or any Shareholder and any potential acquirer (other than Buyer) or their respective representatives regarding any such offer, proposal or related inquiry.

3.1.3 Preserve Business.

The Shareholders shall use their commercially reasonable best efforts to preserve the business, organizations, and relations with customers, and vendors of the Company intact, to keep available the services of the Company’s present officers and employees and to preserve the Company’s goodwill, licenses, rights and authorities.

3.1.4 Resignations; Bank Account Authorizations.

The Shareholders shall obtain the resignations of the Company’s current directors and, to the extent requested by Buyer, officers from office in a form reasonably satisfactory to Buyer and shall deliver such resignations to Buyer at the Closing, which resignations shall be effective as of the Closing. Before the Closing, the Shareholders shall cause the Company to deliver to Buyer copies of all records, including all signature or authorization cards, pertaining to bank accounts and safe deposit boxes of the Company, and the Shareholders shall cause the Company to cooperate with Buyer in effecting changes in the signature and authorization cards.

3.1.5 Accuracy of Representations.

The Shareholders shall do all things necessary to assure that all of their respective representations and warranties contained in this Agreement are true, in all material respects, at and as of the Closing.

3.1.6 Insurance.

Between the date of this Agreement and the Closing Date, the Shareholders shall cause the Company to maintain in force its existing insurance policies except to the extent they may be replaced with equivalent policies at lower rates approved in writing by Buyer, which approval shall not be unreasonably withheld. If, in the opinion of Buyer, additional coverage is required to keep adequately insured any properties of the Company between the date of this Agreement and the Closing Date, the Company shall, at the written request of Buyer and at Buyer’s expense, obtain such additional insurance to the extent available from financially sound and reputable insurers for a period ending no sooner than the close of business on the Closing Date.

3.1.7 Approval of Sale of Securities.

The Shareholders shall cause the Board of Directors of the Company and all of the Shareholders of the Company to approve the execution, delivery and performance of this Agreement and the sale of the Securities described in this Agreement and shall provide evidence of such approvals to Buyer at the Closing.

3.1.8 Updated Exhibits.

Between the date of this Agreement and the Closing Date, the Shareholders shall update the Exhibits to this Agreement to the extent necessary to make their representations and warranties contained in this Agreement true and accurate as of the Closing Date and shall provide such updated Exhibits to Buyer on or before the Closing Date.

3.1.9 Consents.

On or before the Closing Date, the Shareholders shall obtain all of the authorizations, consents and approvals required to be set forth in Section 2.1.4 or Exhibit 2.1.4, including, without limitation, (1) all requisite consents, waivers, and approvals from third parties to all contracts or agreements to which the Company is a party or by which the Company is bound or which relate to its assets, (2) any consents required under the Company’s Permits, (3) any consents required from the Company’s lenders, and (4) any consents or approvals or expiration of any waiting periods under the HSR Act. The Shareholders shall deliver evidence of such consents to Buyer on or before the Closing Date; provided that the foregoing shall not require the Shareholders or the Company to agree to make any divestiture of any significant asset in order to obtain any consent or approval or the expiration of any waiting period under the HSR Act.

3.1.10 Delivery of Books and Records.

The Shareholders shall cause the Company to deliver all of the Company’s books and records to Buyer at the Closing. Buyer shall allow the Shareholders access to such books and records, relating to transactions on or prior to the Closing Date, during Buyer’s normal business hours upon reasonable advance notice from any of the Shareholders to Buyer.

3.1.11 Employment Agreements.

The Shareholders shall cause each of Nima Taghavi, Michael Maas and Robert Dyer (the “Key Employees”) and the Company to execute an Employment Agreement, in the form attached as Exhibit 3.1.11 (the “Employment Agreements”), and deliver them to Buyer at the Closing.

3.1.12 Confidentiality.

The Shareholders will use all reasonable efforts to hold in confidence all confidential and proprietary information and trade secrets of Buyer disclosed to the Company or the Shareholders in connection with this Agreement, except for disclosure (1) pursuant to any legal requirement that any of the Shareholders disclose such information, (2) to their professional advisors who agree to keep such information confidential, and (3) required to defend litigation.

3.1.13 Repay Loans.

On or before the Closing Date, the Shareholders shall cause the Company to repay in full its term loans, automobile loans and subordinated notes, to cause the related liens to be released and to terminate the related agreements (including, without limitation, its agreements relating to its working capital revolving line of credit, if the outstanding balance of the working capital revolving line of credit has been repaid pursuant to Section 3.2.4). In addition, on or before the Closing Date, all loans between the Company and any of its Affiliates, including, without limitation, any directors, officers or Shareholders, shall be repaid in full, except for the $399,716 Shareholder advance set forth in the Financial Statements, which shall be written off, rather than repaid, and not included in the Company’s assets for purposes of the Working Capital or Net Assets adjustments in Sections 1.4 and 1.5.

3.1.14 NNICE International, Inc.

On or before the Closing Date, the Company and its subsidiaries shall have no ownership interest in NNICE International, Inc., without any cost or expense to the Company.

3.1.15 Further Assurances.

The Company and the Shareholders will promptly prepare, execute and deliver to Buyer such lists, instruments and documents and cooperate with Buyer in such other respects as Buyer may from time to time, on or before the Closing reasonably request.

3.2 Covenants of Buyer.

The following covenants of Buyer apply from the date of this Agreement through the Closing Date.

3.2.1 Accuracy of Representations.

Buyer shall do all things necessary to assure that all of its representations and warranties contained in this Agreement are true, in all material respects, at and as of the Closing.

3.2.2 Approval of Sale of Securities.

Buyer shall cause its Board of Directors to approve this Agreement and the execution, delivery and performance of this Agreement and the purchase of the Securities described in this Agreement and shall provide evidence of such approval to the Shareholders at the Closing.

3.2.3 Confidentiality.

Buyer will use all reasonable efforts to hold in confidence all confidential and proprietary information and trade secrets of the Company and the Shareholders disclosed to Buyer in connection with its investigation of the Company, except for disclosure (1) pursuant to any legal requirement or stock exchange policy that Buyer disclose such information, (2) to its professional advisors who agree to keep such information confidential, and (3) required to operate the Company after Closing or to defend litigation. Except for the Shareholders’ personal information, this obligation shall terminate on the Closing Date.

3.2.4 Payment of Revolving Loans.

On the Closing Date, Buyer shall cause the indebtedness under the Company’s working capital revolving line of credit to be repaid, but such indebtedness shall be included as a current liability for purposes of the Working Capital and Net Assets adjustments described in Sections 1.4 and 1.5.

3.2.5 Further Assurances.

Buyer will promptly prepare, execute and deliver to the Shareholders such lists, instruments and documents and cooperate with the Shareholders in such other respects as the Shareholders may from time to time, on or before the Closing reasonably request.

4 CONDITIONS TO CLOSING.

4.1 Conditions to Buyer’s Obligations.

Without limiting any other rights or remedies which Buyer may have at law or in equity, the obligations of Buyer under this Agreement are subject to the satisfaction of the following conditions at or prior to the Closing; provided that Buyer may waive the satisfaction of any such condition pursuant to a writing signed by Buyer:

4.1.1 Accuracy of the Shareholders’ Representations and Warranties.

All representations and warranties made by the Shareholders in this Agreement or in any agreement, document or statement which shall be executed and delivered to Buyer pursuant to this Agreement, including, without limitation, the representations and warranties in Section 2.1, shall be true, accurate and correct, in all material respects, at and as of the Closing Date, with the same force and effect as though such representations and warranties had been made at and as of the Closing Date, and Buyer shall not have discovered any material error, misstatement or omission in the representations and warranties of the Shareholders contained in this Agreement.

4.1.2 Compliance with Covenants.

All actions, undertakings, covenants or agreements required to be performed by the Company or the Shareholders before the Closing, including, without limitation, the covenants of the Shareholders in Section 3.1, shall have been so performed or complied with, in all material respects, on or prior to the Closing Date, and the Shareholders shall have delivered evidence of such compliance to Buyer on the Closing Date.

4.1.3 Certificate of Company Officers and the Shareholders.

The Company and the Shareholders shall have delivered to Buyer a Certificate, dated as of the Closing Date, signed by the Major Shareholders and the chief executive and principal financial officers of the Company certifying as to the fulfillment of the conditions specified in Sections 4.1.1 and 4.1.2.

4.1.4 Consents.

The Shareholders shall have obtained the approvals and consents to the transactions described in this Agreement required to be set forth in Section 2.1.4 or on Exhibit 2.1.4, including, without limitation, any required approvals of the change in control of the Company. The required statutory waiting period under the HSR Act shall have terminated and no condition shall have been imposed with respect thereto which is not reasonably acceptable to Buyer, in its discretion.

4.1.5 No Material Litigation.

No action or proceeding shall have been instituted, threatened or concluded against the Company or any of the Shareholders which adversely affects or may adversely affect the Business, business prospects, or financial condition of the Company or its assets, and no action or proceeding shall have been instituted, threatened or concluded by any governmental instrumentality, agency, or other person before any court or governmental agency to restrain, prevent, or condition this Agreement or the consummation of the transactions described in this Agreement, which, in the opinion of Buyer makes it inadvisable to consummate such transactions.

4.1.6 No Material Casualty.

There shall have been no material loss, damage or casualty to the Company’s assets between the date of this Agreement and the Closing Date.

4.1.7 Delivery of Other Documents.

The Shareholders shall have delivered the documents required to be delivered by the Company and/or the Shareholders pursuant to this Agreement.

4.1.8 No Material Change in Exhibits.

There shall have been no material adverse change in the information required to be contained in the Exhibits to this Agreement.

4.1.9 No Material Adverse Change.

There shall have been no material adverse change in the business, prospects, operations, earnings, assets or financial condition of the Company since January 1, 2005.

4.1.10 Agreements.

The Key Employees shall each have entered into an Employment Agreement with the Company in the form of Exhibit 3.1.11, and the Shareholders and the Escrow Agent shall have entered into the Escrow Agreement.

4.1.11 Financing.

The Buyer shall have obtained on terms and conditions satisfactory to it all of the financing it needs to consummate the transactions described in this Agreement and to fund the working capital requirements of the Company, as determined by Buyer, after the Closing.

4.1.12 Operating Agreement.

The Buyer and the Company shall have entered into a mutually acceptable operating agreement.

4.1.13 Other Requirements.

The purchase of the Securities shall comply with any other material applicable regulatory requirements.

4.2 Conditions to the Shareholders’ Obligations.

Without limiting any other rights or remedies which the Shareholders may have at law or in equity, the obligations of the Shareholders under this Agreement are subject to the satisfaction of the following conditions at or prior to the Closing; provided that the Shareholders may waive the satisfaction of any such condition pursuant to a writing signed by the Shareholders:

4.2.1 Accuracy of Buyer’s Representations and Warranties.

All representations and warranties made by Buyer in this Agreement or in any agreement, document or statement which shall be executed and delivered to the Shareholders pursuant to this Agreement, including, without limitation, the representations and warranties in Section 2.2, shall be true, accurate and correct, in all material respects, at and as of the Closing Date, with the same force and effect as though such representations and warranties had bean made at and as of the Closing Date, and the Shareholders shall not have discovered any material error, misstatement or omission in the representations and warranties of the Buyer contained in this Agreement.

4.2.2 Compliance with Covenants.

All actions, undertakings, covenants, or agreements required to be performed by Buyer before the Closing, including, without limitation, the covenants of Buyer in Section 3.2, shall have been performed or complied with, in all material respects, on or before the Closing Date, and the Buyer shall have delivered evidence of such compliance to the Shareholders on the Closing Date.

4.2.3 Certificate of Buyer’s Officer.

Buyer shall have delivered to the Shareholders a Certificate, dated as of the Closing Date, signed by an officer of Buyer, certifying as to the fulfillment of the conditions specified in Sections 4.2.1 and 4.2.2.

4.2.4 Consents.

Buyer shall have obtained the approvals and consents to the transactions described in this Agreement required to be set forth in Section 2.2.3 or on Exhibit 2.2.3. The required statutory waiting period under the HSR Act shall have terminated and no condition shall have been imposed with respect thereto which is not reasonably acceptable to the Shareholders in their discretion.

4.2.5 No Material Litigation.

No action or proceeding shall have been instituted, threatened or concluded by any governmental instrumentality, agency, or other person before any court or governmental agency to restrain, prevent, or condition this Agreement or the consummation of the transactions described in this Agreement.

4.2.6 Delivery of Other Documents.

Buyer shall have delivered the documents required to be delivered by Buyer pursuant to this Agreement.

4.2.7 Agreements.

The Company shall have entered into an Employment Agreement with each of the Key Employees in the form of Exhibit 3.1.11, and the Buyer and the Escrow Agent shall have entered into the Escrow Agreement.

4.2.8 Revolving Line of Credit.

Buyer shall have caused the indebtedness under the Company’s working capital revolving line of credit to be repaid pursuant to Section 3.2.4 and shall have obtained a revolving line of credit with unused availability as of the Closing Date of at least $55,000,000 less any amounts used to make the payments described in Section 3.2.4.

4.2.9 Operating Agreement.

The Buyer and the Company shall have entered into a mutually acceptable operating agreement.

4.2.10 Other Requirements.

The purchase of the Securities shall comply with any other material applicable regulatory requirements.

4.3 Remedy for Failure of Condition.

If any condition to a party’s obligations under this Agreement as set forth in this Section 4 is not met on or before the Closing Date, or if the transactions contemplated by this Agreement are not consummated on or before the Closing Date for any other reason (except for a failure of a condition to the other party’s obligations as set forth in this Section 4), such party may terminate this Agreement by written notice to the other parties; provided that if Buyer terminates this Agreement based on the condition to Closing set forth in Section 4.1.11, Buyer shall reimburse the Company for the Shareholders’ and the Company’s Transaction Costs. This remedy shall be in addition to, and not in lieu of, any other right or remedy of such party for breach of any representation, warranty or covenant in this Agreement or for failure to close this Agreement, including, without limitation, such party’s right to specific performance, damages or both.

5 WARRANTIES; INDEMNIFICATION.

5.1 Survival.

All representations, warranties, covenants and agreements by Buyer and each of the Shareholders contained in this Agreement shall survive the execution and delivery of this Agreement and the Closing Date, notwithstanding any investigation made by or on behalf of Buyer. The indemnification provisions in this Section 5 and the obligations of the parties pursuant to these indemnification provisions shall survive the Closing and shall be binding upon, and fully enforceable against, Buyer, each of the Shareholders and each of their respective successors and assigns. In addition to the indemnification provisions, Buyer and the Shareholders shall have all other legal and equitable remedies provided by law for breach of this Agreement, including specific performance and consequential damages.

5.2 The Shareholders’ Indemnification of Buyer.

Regardless of whether the Closing occurs and regardless of any investigation made at any time by or on behalf of Buyer or any information Buyer or any of Buyer’s directors, officers, employees, representatives, agents, attorneys, accountants, or consultants may have, the Shareholders, to the extent and from the proceeds of the Escrow Fund, and the Major Shareholders, unless fully paid from the principal amount of the Escrow Fund, jointly and severally, shall indemnify, defend and hold harmless Buyer and each of its affiliates, directors, officers, employees, agents, accountants, attorneys and representatives (“Buyer’s Personnel”) from and against any demand, claim, action, cause of action, damage, liability, loss, cost, debt, deficiency, expense, obligation, tax, assessment, public charge, lawsuit, contract, agreement, and undertaking of any kind or nature, whether known or unknown, fixed, actual, accrued or contingent, liquidated or unliquidated (including, without limitation, interest, penalties, additional federal, state or local taxes, reasonable attorneys’ fees and other costs and expenses incident to proceedings or investigations or the defense of any claim, whether or not litigation has commenced) (“Buyer’s Damages”) arising out of, resulting from, or relating to, and the Shareholders, to the extent and from the proceeds of the Escrow Fund, and the Major Shareholders, unless fully paid from the principal amount of the Escrow Fund, jointly and severally, shall be obligated to pay Buyer on demand the full amount of any sum which Buyer or any of Buyer’s Personnel pays or become obligated to pay on account of, or with respect to, any of the following:

(a) Any breach of any representation or warranty made by any of the Shareholders in this Agreement; provided that for purposes of this Section 5.2(a), any qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded;

(b) Any failure of any of the Shareholders duly to perform or observe any term, provision, covenant or agreement to be performed or observed by any of the Shareholders pursuant to this Agreement; provided that for purposes of this Section 5.2(b), any qualifications based on the word “material” or similar phrases contained in such term, provision, covenant or agreement shall be disregarded;

(c) Any Shareholder’s failure to close this transaction as provided in this Agreement, which does not result from a failure of one or more of the conditions to the Shareholders’ obligations contained in Section 4.2 of this Agreement;

(d) Any liabilities or obligations of the Company of any nature whatsoever or caused by the consummation of the transactions contemplated by this Agreement (including, without limitation, any actual or alleged liabilities to trade creditors or others that Buyer, in its sole discretion, pays) that would breach the representation in Section 2.1.12; provided that for purposes of this Section 5.2(d), any qualifications based on the word “material” or similar phrases contained in such representations shall be disregarded; or

(e) Any of the matters required to be described in the Exhibits relating to Section 2.1 and relating, in whole or in part, to the period on or prior to the Closing Date, including, without limitation, the matters disclosed in Exhibit 2.1.12(a), Exhibit 2.1.15(a), Exhibit 2.1.15(b), and Exhibit 2.1.16(a). Amounts accrued as liabilities on the balance sheet used to determine Working Capital and Net Assets under Sections 1.4 and 1.5 shall not be subject to indemnification under this Section 5.2(e).

5.3 Buyer’s Indemnification of the Shareholders.

Regardless of whether the Closing occurs and regardless of any investigation made at any time by or on behalf of the Shareholders or any information the Shareholders or any of the Shareholders’ directors, officers, employees, representatives, agents, attorneys, accountants, or consultants may have, Buyer shall indemnify, defend and hold harmless each of the Shareholders, and each of their respective affiliates, directors, officers, employees, agents, accountants, attorneys and representatives (“Shareholders’ Personnel”) from and against any demand, claim, action, cause of action, damage, liability, loss, cost, debt, deficiency, expense, obligation, tax, assessment, public charge, lawsuit, contract, agreement, and undertaking of any kind or nature, whether known or unknown, fixed, actual, accrued or contingent, liquidated or unliquidated (including, without limitation, interest, penalties, additional federal, state or local taxes, reasonable attorneys’ fees and other costs and expenses incident to this transaction or proceedings or investigations or the defense of any claim, whether or not litigation has commenced) (“Shareholders’ Damages”) arising out of, resulting from, or relating to, and Buyer shall be obligated to pay the Shareholders on demand the full amount of any sum which any of the Shareholders or any of Shareholders’ Personnel pays or becomes obligated to pay on account of, or in respect to, any of the following:

(a) Any breach of any representation or warranty made by Buyer in this Agreement;

(b) Any failure of Buyer duly to perform or observe any term, provision, covenant or agreement to be performed or observed by Buyer pursuant to this Agreement or any of the documents executed in connection with this Agreement; or

(c) Buyer’s failure to close this transaction as provided in this Agreement, which does not result from a failure of one or more of the conditions to Buyer’s obligations contained in Section 4.1 of this Agreement.

5.4 Defense of Claims.

If any party (“Indemnified Party”) receives notice of, or discovers, any claim or the commencement of any action for which the other party or parties (“Indemnitor”) is or may be liable under this Section 5 (“Indemnified Claim”), the Indemnified Party shall promptly notify the Indemnitor of such claim or action in writing and shall provide the Indemnitor with copies of any pleadings or other documents evidencing such Indemnified Claim; provided that the failure to provide such notice or copies shall not relieve the Indemnitor of its obligations, except to the extent that it is prejudiced by such failure. The Indemnitor shall be entitled to participate in the defense of any Indemnified Claim, and, if it so elects, to assume the defense of the Indemnified Claim, with counsel reasonably satisfactory to the Indemnified Party. After written notice from the Indemnitor to the Indemnified Party of such election to assume the defense, the Indemnitor shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense of the Indemnified Claim, other than costs and expenses of the Indemnified Party incurred at the request of the Indemnitor and other than costs and expenses of the Indemnified Party incurred if the Indemnified Party in good faith believes that there is a conflict of interests between the Indemnified Party and the Indemnitor. The assumption of the defense of any such Indemnified Claim shall not be deemed an admission by the Indemnitor that it is liable for any such Indemnified Claim. The Indemnitor may, at its election, settle or compromise any Indemnified Claim if either (1) the Indemnified Party consents to such settlement or compromise, which consent shall not unreasonably be withheld, or (2) such settlement or compromise includes a complete release of the Indemnified Party and imposes no continuing obligations on the Indemnified Party. The Indemnified Party shall not settle or compromise any Indemnified Claim without the prior consent of the Indemnitor, unless the Indemnitor shall have failed or refused to assist the Indemnified Party in the defense of such Indemnified Claim or shall unreasonably withhold its consent to a proposed settlement or compromise of such claim. The parties shall use their best efforts to agree on whether Buyer’s Damages or Shareholders’ Damages exist, and if so, the amount. Any amounts determined to be owed shall be paid within 30 days of such determination. The parties agree to reasonably cooperate with each other in the defense of claims under this Agreement.

5.5 Limitation of Liability.

Notwithstanding anything in this Section 5 to the contrary,

(a) Dollar Limit For Fraudulent Misrepresentation or After Failure to Remain Employed. No party shall be liable to indemnify any other party in an aggregate amount with respect to all such Indemnification Claims in excess of $55,000,000, except that no limit shall apply to Indemnification Claims (1) resulting from, a party’s fraudulent misrepresentation or intentional breach of a covenant (“Fraud Claims”), (2) resulting from a party’s breach of a confidentiality, non-compete or non-solicitation covenant, including, without limitation, Section 6.1 (“Non-Compete Claims”), (3) resulting from breach of the earn-out, Dividend or purchase price adjustment provisions of Sections 1.2.1(c), 1.2.1(d), 1.2.2, 1.2.3(b), 1.3, 1.4, and 1.5 or of the provisions of Section 3.1.13 (“Price Adjustment Claims”), or (4) resulting from any claims relating to Taxes.

(b) Time Limit on Claims. No party shall be liable to indemnify another party with respect to any Indemnification Claim unless the party against whom the Indemnification Claim is asserted has received notice of such Indemnification Claim twenty-four (24) months or less after the Closing Date, except that there shall be no time limit, other than the applicable statute of limitations, on any Indemnification Claims resulting from Fraud Claims, Non-Compete Claims, Price Adjustment Claims or claims relating to Taxes.

(c) Basket. No party shall be liable to indemnify the other party for the first $150,000 in the aggregate of such party’s Indemnified Claims; provided that this limitation shall not apply to any Price Adjustment Claims or any claims for breach of Section 2.1.10 or Section 2.1.5.

5.6 Shareholder Waivers.

The Shareholders waive any right to require the Buyer to (1) proceed against any particular Shareholder or group of Shareholders (including, without limitation, the Major Shareholders) or any other person, (2) proceed against or exhaust any security held from the Shareholders or any other person, (3) pursue any other remedy in the Buyer’s power whatsoever. The Shareholders waive any defense arising by reason of any disability or any surety or guarantor defense of any Shareholder, or the cessation from any cause whatsoever of the liability of any other Shareholder, or any claim that any Shareholder’s obligations exceed or are more burdensome than those of another Shareholder. The Shareholders waive all diligence, presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, filing of claims in the event of receivership or bankruptcy of another Shareholder, and notices of acceptance of this Agreement and of the existence, creation, modification or incurring of new or additional obligations subject to indemnification under this Agreement.

6 OTHER COVENANTS AND AGREEMENTS.

6.1 Non-Solicitation and Non-Compete.

6.1.1 Non-Solicitation.

For a period ending 36 months after the Closing Date, none of the Major Shareholders nor any of Robert Dyer, Mark Burke or James Kavanagh shall, either directly or indirectly, (1) solicit to hire any person who is then employed by, is a consultant to, or is an independent contractor of, Buyer or the Company or who was employed by Buyer or the Company at any time during the prior six months, or (2) encourage, induce or attempt to induce, or aid, assist or abet any other party or person in encouraging, inducing or attempting to induce, any employee, consultant, independent contractor or agent covered by clause (1) to alter or terminate his or her employment, consultation, independent contractor service or agency with Buyer or the Company.

6.1.2 Non-Compete.

(a) For a period ending 36 months after the Closing Date, none of the Major Shareholders shall, either directly or indirectly, (1) engage in the Business, other than on behalf of the Company, or (2) undertake any efforts or activities toward pre-incorporating, incorporating, financing, commencing or continuing any business that, if conducted by any of the Shareholders, would be a violation of clause (1), including, without limitation, engaging in the Business through any of the entities listed in Exhibit 2.1.27 (a “Competing Business”), or (3) advise, serve or consult with any person or entity which is, or, to the Major Shareholders’ knowledge, will be undertaking efforts towards, incorporating, financing, commencing or continuing any Competing Business or activity which engages in a Competing Business.

(b) Notwithstanding the foregoing, the following shall not be deemed a violation of the terms of this Section 6.1.2: (1) the existing Consulting Engagement Agreements that each of Nima Taghavi and Hossein Taghavi have entered into with Nirvana International Ltd. (copies of which have been provided to Buyer or its counsel), but not any amendments or modifications of such agreements (except that such agreements may be renewed by the parties thereto without other modifications), and (2) the performance by Nima Taghavi and Hossein Taghavi of their respective obligations under such Consulting Engagement Agreements.

(c) The exception referred to in paragraph (b) shall remain in effect only so long as

(i) Nirvana International Ltd. does not conduct business in the United States or Canada, and

(ii) in any country in which Nirvana International Ltd. conducts business, the Company is prohibited by the hardware supplier from purchasing for resale into that country the factory refurbished hardware of every hardware supplier (i.e., Sony, Nintendo and Xbox) whose products Nirvana distributes or sells in that country. For example, if the Company was presented an opportunity to sell refurbished Nintendo hardware in Mexico but was prohibited from selling Sony hardware in Mexico and Nirvana was selling only Sony hardware in Mexico, this would not constitute a violation under this Section 6.1.2. Conversely, if the Company were able to sell Sony factory refurbished hardware in Mexico, this would constitute a violation and require Nima Taghavi and Hossein Taghavi to terminate their respective obligations under the Consulting Engagement Agreements.

The Major Shareholders shall be in breach of this Section 6.1.2 if any of the foregoing conditions to the exception in paragraph (b) is not met and Nima Taghavi and Hossein Taghavi did not terminate their respective Consulting Engagement Agreements within seven days after the date a Major Shareholder knows that any of the conditions in this paragraph (c) to the exception in paragraph (b) is not met.

(d) Notwithstanding the foregoing, the following shall not be deemed a violation of the terms of this Section 6.1.2: (1) any Major Shareholder’s and Robert Dyer’s ownership of an equity interest in Global Distribution, LLC, which entity owns an equity interest in 2068396 Ontario Limited d/b/a Solutions 2 Go (“Solutions”) (but not any other activities), and (2) Nima Taghavi’s participation as a board member of Solutions.

(e) The exception referred to in paragraph (d) shall remain in effect only so long as

(i) the gross margin (to Solutions) determined in accordance with GAAP consistently applied on any product sold by Solutions to the Company does not exceed 15%,

(ii) Solutions does not compete with the Company in the United States,

(iii) Solutions does not become the exclusive provider of value interactive entertainment (videogames) software to any of Wal-Mart, Best Buy or Zellers in Canada,

(iv) Solutions does not sell value interactive entertainment (videogames) software (including, without limitation, programs or initiatives) in Canada, and

(v) the Major Shareholders, Global Distributions, LLC and Rob Dyer do not increase their interest in Solutions.

(f) If any of the conditions in paragraph (e)(i), (e)(ii), (e)(iii), or (e)(v) to the exception in paragraph (d) is not met, (1) the Major Shareholders that own any equity interest in Solutions, Rob Dyer and Global Distribution, LLC shall dispose of their equity interests in Solutions to unaffiliated third parties within 75 days of any of such conditions not being met, and (2) Nima Taghavi shall no longer be permitted to participate as a board member of Solutions. If the condition in paragraph (e)(iv) to the exception in paragraph (d) is not met, Nima Taghavi shall no longer be permitted to participate as a board member of Solutions. The Major Shareholders shall be in breach of this Section 6.1.2 if any of the conditions in paragraph (e) to the exception in paragraph (d) is not met.

6.1.3 Remedies.

Each of the Shareholders acknowledges and agrees that the covenants and undertakings contained in this Section 6.1 relate to matters which are of a special, unique and extraordinary character and that a violation of any of the terms of this Section 6.1 will cause irreparable injury to Buyer and the Company, and that the amount of such injury will be difficult, if not impossible, to estimate or determine and cannot adequately be compensated by monetary damages. Therefore, each of the Shareholders acknowledges that Buyer and the Company shall be entitled, in addition to all other rights and remedies available under this Agreement and applicable law, as a matter of course, to an injunction, restraining order or other equitable relief from any court of competent jurisdiction, restraining any violation or threatened violation of any of such terms by any of the Shareholders and by such other persons as the court shall order. Each of the Shareholders waives any requirement that Buyer or the Company post any bond in connection with obtaining such relief or in connection with any proceeding or appeal with respect to any such relief obtained.

6.2 Further Assurances.

At any time from and after the Closing Date, the Shareholders and Buyer shall execute and deliver any further instruments or documents and take all further action reasonably requested by any of the other parties to this Agreement to carry out the transactions described in this Agreement.

6.3 Brokerage.

Except for PricewaterhouseCoopers LLP and Peter J. Solomon Company, whose fees, commissions and expenses are the sole responsibility of Buyer, and ISI Capital Partners, whose fees, commissions and expenses are the sole responsibility of the Shareholders, all negotiations relative to this Agreement and the transactions described in this Agreement have been carried on by the parties to this Agreement directly without the intervention of any person, and such negotiations, and the consummation of the transactions under this Agreement, will not result in any liability by any party or by the Company for any finder’s fee, brokerage commission or other similar fee. Each party (the “Party”) shall pay or discharge, and shall indemnify, defend and hold the other parties harmless from and against, any and all claims or liabilities for brokerage or other commissions or finder’s or other fees resulting from any actions of the Party (and, with respect to the Shareholders, actions of the Company prior to the Closing) which are not in accordance with the preceding sentence.

6.4 Expenses.

Buyer, on the one hand, and the Shareholders, with respect to the Shareholders and the Company, on the other hand, shall each pay its own Transaction Costs (the Company’s and the Shareholders’ Transaction Costs with respect to the Shareholders).

6.5 Transfer and Other Taxes.

Any sales, use, transfer, excise, recording, documentary and similar taxes applicable to the conveyance or transfer of the Securities shall be paid by the Company, and evidence of the payment of such taxes shall be furnished to Buyer upon its request.

6.6 Press Releases.

Except for such disclosure to the parties’ professional advisors who agree to keep such information confidential, such disclosure as may be required by court order or by any law, regulation or stock exchange policy to which a party is subject, or such disclosure as may be required in order to defend litigation, no party will issue any press release concerning this Agreement or any of the transactions described in this Agreement without the prior written consent of the other parties, which shall not unreasonably be withheld or delayed. The parties have entered into a Mutual Non-Disclosure Agreement (the “Confidentiality Agreement”), which the parties acknowledge is superseded and terminated by this Agreement.

6.7 Collection of Receivables.

After the Closing, Buyer shall cause the Company to use reasonable collection efforts in connection with collecting the accounts receivable incurred by the Company on or before the Closing Date. Buyer and the Company shall retain the right to determine what efforts are prudent and shall be undertaken in connection with the collection of such receivables, including, without limitation, which debtors, if any, to pursue in court to collect such receivables. Amounts paid to the Company in connection with such receivables and not designated as payment for any specific receivable or debt shall be deemed paid in connection with the oldest undisputed (by the debtor) receivable of such debtor. Buyer shall assign to the Shareholders any receivable for which Buyer has been reimbursed pursuant to Sections 1.4 or 1.5 or as a result of a breach of Section 2.1.10 and shall have no further claim or remedy as against the Shareholders with respect thereto.

6.8 Working Capital Financing.

After the Closing through December 31, 2007, Buyer shall maintain the revolving line of credit described in Section 4.2.8 or a replacement facility comparable to that described in Section 4.2.8 to provide the Company with working capital reasonably required by the Company in accordance with the operating agreement referred to in Section 4.2.9.

7 TAX MATTERS.

The following provisions shall govern the allocation of responsibility as between Buyer and the Shareholders for certain tax matters following the Closing Date:

7.1 Tax Indemnification.

Except as accrued in the Financial Statements and included as a liability for purposes of calculating Working Capital and Net Assets for purposes of Sections 1.4 and 1.5, the Shareholders, to the extent and from the proceeds of the Escrow Fund, and the Major Shareholders, unless fully paid from the principal amount of the Escrow Fund, jointly and severally, shall indemnify the Company, its subsidiaries, and Buyer, and hold them harmless from and against, any loss, claim, liability, expense, or other damage attributable to (1) all Taxes (or the non-payment thereof) of the Company and its subsidiaries for all Taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Taxable period that includes (but does not end on) the Closing Date (a “Pre-Closing Tax Period”), (2) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company or any of its subsidiaries (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or foreign law or regulation, and (3) any and all Taxes of any person (other than the Company, any of its subsidiaries or any combination of them) imposed on the Company or any of its subsidiaries as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing. The Shareholders, to the extent and from the proceeds of the Escrow Fund, and the Major Shareholders, unless fully paid from the principal amount of the Escrow Fund, jointly and severally, shall reimburse Buyer for any Taxes of the Company, any of its subsidiaries or any combination of them which are the responsibility of any of the Shareholders pursuant to this Section 7.1 within fifteen (15) business days after payment of such Taxes by Buyer, the Company, or any of its subsidiaries. All indemnification payments made by the Shareholders pursuant to this Section 7.1 shall be deemed a reduction in the Purchase Price for tax purposes; provided that if such payment is taxable as income to Buyer, the Shareholders shall gross up such payment so that after Buyer pays taxes on such payment, it will have a net amount equal to the amount it would have been entitled to receive if the payment has not been taxable to Buyer.

7.2 Straddle Period.

In the case of any Taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Company and its Subsidiaries for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the Taxable period of any partnership or other pass-through entity in which the Company or any of its subsidiaries holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of the Company and its subsidiaries for a Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

7.3 S Corporation Status.

Prior to the Closing, the Company and the Shareholders shall not revoke the Company’s election to be taxed as an S corporation within the meaning of Code Sections 1361 and 1362. The Company and the Shareholders shall not take or allow any action that would result in the termination of the Company’s status as a validly electing S corporation within the meaning of Code Sections 1361 and 1362, except for the sale of the Securities to Buyer on the Closing Date pursuant to this Agreement.

7.4 Tax Periods Ending on or Before the Closing Date.

Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and its subsidiaries for all periods ending on or prior to the Closing Date which are filed after the Closing Date and shall provide the Representative with prior written notice and a reasonable time to review, comment on, and discuss with Buyer such Tax Returns. To the extent permitted by applicable law, the Shareholders shall include any income, gain, loss, deduction or other tax items for such periods on their Tax Returns in a manner consistent with the Schedule K-1s furnished by the Company to the Shareholders for such periods. Buyer shall not amend any Tax Returns filed by the Company before Closing without providing the Representative with prior written notice and a reasonable time to review, comment on, and discuss any such proposed amended Tax Return, and Buyer shall obtain the Representative’s consent (not to be unreasonably withheld or delayed) before filing any such amended Tax Return.

7.5 Cooperation on Tax Matters.

(a) Buyer, the Company and its subsidiaries, and the Shareholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. The Company and its subsidiaries, the Shareholders, and Buyer agree (1) to retain all books and records with respect to Tax matters pertinent to the Company and its subsidiaries relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and, to the extent notified by Buyer or the Shareholders, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (2) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company and its subsidiaries or the Shareholders, as the case may be, shall allow the other party to take possession of such books and records.

(b) The Shareholders further agree, upon reasonable request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

7.6 Tax Sharing Agreements.

All tax sharing agreements or similar agreements with respect to or involving the Company, any of its subsidiaries or any combination of them shall be terminated as of the Closing Date and, after the Closing Date, none of the Company or any of its subsidiaries shall be bound thereby or have any liability thereunder.

8 MISCELLANEOUS.

8.1 Notices.

Any notice or other communication required or which may be given under this Agreement shall be in writing and either delivered personally to the addressee, sent by facsimile transmission to the addressee, sent by overnight courier to the addressee or mailed, certified or registered mail, postage prepaid, and shall be deemed given when so delivered personally, sent by facsimile transmission to the addressee, or, if sent by overnight courier, on the day delivery is guaranteed by such courier, or, if mailed, three business days after the date of mailing, as follows:

If to the Shareholders:	c/o Nima Taghavi
Crave Entertainment Group, Inc.
4 San Joaquin Plaza Drive, Suite 200
Newport Beach, California 92660
Fax No.: (949) 219-1192

With a copies to:	Thomas J. Crane
Rutan & Tucker, LLP
611 Anton Boulevard, 14th Floor
Costa Mesa, California 92626
Fax No.: (714) 546-9035

If to Buyer:	Handleman Company
500 Kirts Boulevard
Troy, Michigan 48084-4142
Attention: Thomas Braum
Fax No.: (248) 362-6427

With a copies to:	Donald J. Kunz
Honigman Miller Schwartz and Cohn LLP
2290 First National Building
660 Woodward Ave.
Detroit, Michigan 48226-3506
Fax No.: (313) 465-7455

Any of the foregoing may change its address for notices by written notice to the other parties.

8.2 Entire Agreement.

This Agreement, including the exhibits, schedules, documents, certificates and instruments referred to in this Agreement, embody the entire agreement and understanding of the parties to this Agreement with respect to the subject matter of this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to in this Agreement. This Agreement supersedes all prior agreements, commitments and understandings, written or oral, between the parties with respect to such subject matter, and any such prior agreements or understandings are merged into this Agreement, including, without limitation, the Confidentiality Agreement and the letter of intent, dated June 16, 2005 from Buyer to the Company and Mr. Grant Garbers, ISI Capital Partners.

8.3 Governing Law.

The laws of the State of Delaware shall govern this Agreement, its construction, and the determination of any rights, duties or remedies of the parties arising out of, or relating to, this Agreement (regardless of the laws that might otherwise govern under applicable Delaware principles of conflicts of law).

8.4 Attorneys’ Fees.

If any party commences an action against any other party to enforce any of the terms, covenants, conditions or provisions of this Agreement or because of a default by a party under this Agreement, the prevailing party in any such action shall be entitled to recover its reasonable attorneys’ fees, costs and expenses incurred in connection with the prosecution or defense of such action from the losing party.

8.5 Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signatures.

8.6 Interpretation.

The headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. All references to “Sections” and “Exhibits” in this Agreement are, unless specifically indicated otherwise, references to sections of, and exhibits to, this Agreement. Whenever the singular is used, the same shall include the plural and vice versa, where appropriate. Words of any gender shall include each other gender where appropriate. The Exhibits to this Agreement are a part of this Agreement as if set forth in full in this Agreement.

8.7 Severability.

If any provision of this Agreement is determined to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall have no effect on the other provisions of this Agreement, which shall remain valid, operative and enforceable. In addition, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

8.8 Waiver and Amendments.

This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions of this Agreement may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege under this Agreement shall operate as a waiver of such right, power or privilege, nor shall any waiver on the part of any party of any right, power or privilege under this Agreement, nor any single or partial exercise of any right, power or privilege under this Agreement, preclude any other or further exercise of such right, power or privilege under this Agreement. The rights and remedies under this Agreement are cumulative and are not exclusive of any rights or remedies which any party may otherwise have at law or in equity. The rights and remedies of any party arising out of, or otherwise in respect of, any inaccuracy in, or breach of, any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant, agreement or Exhibit contained in this Agreement (or in any other agreement between the parties) as to which there is no inaccuracy or breach.

8.9 Binding Effect; Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective permitted successors and assigns; provided that the Shareholders may not assign or transfer any of their rights or delegate any of their obligations under this Agreement without the prior written consent of Buyer, and any purported assignment or transfer by the Shareholders shall be void; provided, further, that Buyer may assign its rights and delegate its duties under this Agreement to an affiliate of Buyer if Buyer guarantees the obligations of such affiliate under this Agreement.

9 GLOSSARY.

The following words and phrases are defined in the following Sections of this Agreement:

Word or Phrase	Section
2005 Earn Out Make Up	Section 1.2.2(e)(i)

2005 Earn Out Make Up In 2007	Section 1.2.2(e)(iii)

2005 Earn Out	Section 1.2.2(b)

Word or Phrase	Section
2006 Earn Out Make Up	Section 1.2.2(e)(ii)

2006 Earn Out	Section 1.2.2(c)

2007 Earn Out	Section 1.2.2(d)

Agreement	Introductory Paragraph

Amounts	Section 1.5.2

Benefit Rules	Section 2.1.20(c)

Business	Recital A

Buyer	Introductory Paragraph

Buyer’s Damages	Section 5.2

Buyer’s Personnel	Section 5.2

Calculation	Section 1.2.2(f)(i)

Cash Amount	Section 1.2.1(a)

Closing Date	Section 1.6

Closing	Section 1.6

Code	Section 1.2.3(a)

Company	Introductory Paragraph

Competing Business	Section 6.1.2

Confidentiality Agreement	Section 6.6

Contracts	Section 2.1.14

CPA	Section 1.2.2(f)(iv)

Dividend	Section 1.3

Earn Out Payment	Section 1.2.2(a)(i)

EBITDA	Section 1.2.2(a)(ii)

Employment Agreements	Section 3.1.11

ERISA	Section 2.1.20(a)

Escrow Agent	Section 1.2.1(b)

Escrow Agreement	Section 1.2.1(b)

Escrow Fund	Section 1.2.1(b)

Estimated Dividend	Section 1.5.1

Exceptions	Section 2.1.7(a)

Financial Statements	Section 2.1.6(a)

Fraud Claims	Section 5.5(a)

GAAP	Section 1.2.2(a)(ii)

Hazardous Substance	Section 2.1.21(b)

HSR Act	Section 2.1.4

Indemnified Claim	Section 5.4

Indemnified Party	Section 5.4

Indemnitor	Section 5.4

Initial Estimate	Section 1.5.1

Intangibles	Section 2.1.11(a)

Interim Statements	Section 2.1.6(b)

Internal Control Over Financial Reporting	Section 2.1.6(c)

Key Employees	Section 3.1.11

Laws	Section 2.1.21(a)

Liens	Section 2.1.7(a)

Major Shareholders	Introductory Paragraph

Word or Phrase	Section
Maximum Earn Out	Section 1.2.1(d)

Maximum First Target Consideration	Section 1.2.2(b)

Maximum Second Target Consideration	Section 1.2.2(c)

Maximum Third Target Consideration	Section 1.2.2(d)

Meet and Confer Period	Section 1.2.2(f)(iii)

Net Assets	Section 1.4.2

Non-Compete Claims	Section 5.5(a)

Note	Section 1.2.1(a)

Objection Period	Section 1.2.2(f)(ii)

Options	Section 1.1

Party	Section 6.3

Per Share Consideration	Section 1.2.3(d)

Permits	Section 2.1.19

Plans	Section 2.1.20(a)

Pre-Closing Tax Period	Section 7.1

Price Adjustment Claims	Section 5.5(a)

Property	Section 2.1.21(b)

Purchase Price Allocation	Section 1.2.3(c)

Purchase Price	Section 1.2.1

PWC	Section 1.5.2

Real Property	Section 2.1.7(a)

Representative	Section 1.2.1(a)

Representative’s Calculation	Section 1.2.2(f)(ii)

Section 338(h)(10) Election	Section 1.2.3(a)

Securities	Section 1.1

Shareholders	Introductory Paragraph

Shareholders’ Damages	Section 5.3

Shareholders’ Personnel	Section 5.3

Shares	Section 1.1

Straddle Period	Section 7.2

Tax Returns	Section 2.1.15(a)

Taxes	Section 2.1.15(a)

Transaction Costs	Section 1.2.2(a)(ii)(b)

Warrants	Section 1.1

Working Capital	Section 1.4.1

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth in the introductory paragraph of this Agreement.

BUYER:

HANDLEMAN COMPANY

By:

Its:

THE SHAREHOLDERS:

Nima Taghavi

Hossein Taghavi

Reza Taghavi

Reza Taghavi Living Trust

By:

Its:

Michael Maas

Robert Dyer

James Kavanagh

Oliver Bock

Daniel Monaghan

Trifford Ltd.

By:

Its:

Mark Burke

Jim Montgomery

John Bloodworth

Brett Rodgers

Jennifer Divish

Marcel Pahmer

Mark Baldani

Scott Nelson

Joe Barrett

Jon Venecia

EXHIBIT INDEX

Exhibit Number	Description
1.2.1(a)	Form of Promissory Note

1.4	Adjustments Used in Calculating Targets

2.1.1	States in Which Qualified

2.1.2	Affiliates

2.1.4	Consents and Approvals

2.1.5	Capitalization

2.1.6(a)	Financial Statements

2.1.6(b)	Interim Statements

2.1.7(a)(I)	Exceptions to Title

2.1.7(a)(II)	Real Property

2.1.8	Leases

2.1.9	Inventory Exceptions

2.1.10	Receivables Exceptions

2.1.11(a)	Licenses, Patents, Trademarks, etc.

2.1.11(b)	Intangibles Contracts

2.1.11(c)	Infringements

2.1.11	Proposed Products Pipeline Through 2006

2.1.12(a)	Undisclosed Liabilities

2.1.12(b)	Powers of Attorney; Guarantees

2.1.12(c)	Bank Accounts and Safe Deposit Boxes

2.1.13	Changes Since January 1, 2005

2.1.14	Contracts

2.1.15(a)	Tax Returns

2.1.15(b)	Tax Audits

2.1.15(d)	S Corporation

2.1.15(e)	Qualified Subchapter S Subsidiaries

2.1.15(g)	Tax Returns

2.1.16(a)	Litigation

2.1.16(c)	Administrative Proceedings

2.1.19	Licenses and Permits

2.1.20(a)	Plans

2.1.20(e)	Unpaid Plan Liabilities

2.1.20(f)	Post Employment Welfare Plans

2.1.21(a)	Environmental Permits

2.1.21(b)	Environmental Contamination

2.1.21(d)	Environmental Violations

2.1.22	Labor Claims

2.1.23	Insurance

2.1.24	Customers and Suppliers

2.1.27	Related Party Transactions

2.1.28	Competing Businesses

2.2.3	Buyer’s Consents

3.1.11	Form of Employment Agreement